PRIVATBANK GROUP

International Financial Reporting Standards Consolidated Financial Statements and Independent Auditor’s Report

31 December 2013

1

CONTENTS

INDEPENDENT AUDITOR’S REPORT CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

1. Introduction………………………………………………………………………………………………..........................6

2. Operating Environment of the Group …………………………………………………………………..........................7

3. Summary of Significant Accounting Policies ………………………………………………………........................…9

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INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Management Board of PrivatBank:

We have audited the accompanying consolidated financial statements of Public Joint Stock Company Commercial Bank PrivatBank (the "Bank") and its subsidiaries (the "Group") which comprise the consolidated statement of financial position as of 31 December 2013, and the consolidated statement of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2013, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

LLCAudit Firm "PricewaterhouseCoopers (Audit)", 75Zhylyanska Street, Kyiv 01032, Ukraine T: +380 44 490 6777, F: +380 44 490 6738, www.pwc.com/ua

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Emphasis Matter

We draw your attention to Note 2 to these consolidated financial statements. The operations of the Group, and those of other entities in Ukraine, have been affected and may continue to be affected for the foreseeable future, by the continuing political and economic uncertainties in Ukraine. Our opinion is not qualified in respect of this matter.

/s/ LLC AF " PricewaterhouseCoopers(Audit)"

27 June 2014

2 of 2

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In millions of Ukrainian [ ]	Note	31 December 2013	31 December 2012
ASSETS
Cash and cash equivalents and mandatory reserves	7	32,293	29,100
Due from other banks	8	14,781	8,545
Loans and advances to customers	9	139,663	119,417
Embedded derivatives	25	3,816	2,750
Investment securities available-for-sale		1,364	862
Investment securities held to maturity		421	192
Current income tax prepayment		51	7
Deferred income tax asset	20	23	36
Goodwill		48	48
Premises, leasehold improvements, equipment and
intangible assets	10	4,004	3,806
Other financial assets		353	799
Other assets		753	675
TOTAL ASSETS		197,570	166,237

LIABILITIES Due to the NBU	11	3,473	4,630
Due to other banks and other financial institutions	11	3,758	3,693
Customer accounts	12	150,888	124,574
Debt securities in issue	13	11,080	8,156
Current income tax liability		32	65
Deferred income tax liability Provisions for liabilities and charges, other financial and non-	20	890	1,042
financial liabilities	14	1,319	1,245
Subordinated debt	15	3,306	1,427
TOTAL LIABILITIES		174,746	144,832

EQUITY Share capital	16	16,352	14,897
Share premium	16	20	20
Revaluation reserve for premises		562	562
Revaluation reserve of investment securities available-for-
sale		381	242
Currency translation reserve		308	322
Retained earnings		4,755	4,939
Net assets attributable to the Bank's owners		22,378	20,982
Non-controlling interest		446	423
TOTAL EQUITY		22,824	21,405
TOTAL LIABILITIES AND EQUITY		197,570	166,237

Approved for issue and signed on ___ June 2014.

/s/ Olexandr V. Dubilet	/s/ Lubov I. Korotina
Olexandr V. Dubilet	Lubov I. Korotina
Chairman of the Board	Chief Accountant

5

In millions of Ukrainian hryvnias	Note	2013	2012
Interest income	17	23,144	19,718
Interest expense	17	(14,429)	(10,780)
Net interest income		8,715	8,938
Provision for impairment of loans and advances to customers	9	(3,891)	(5,452)
Net interest income after provision for impairment of loans and advances to customers		4,824	3,486
Fee and commission income	18	4,598	3,870
Fee and commission expense	18	(927)	(596)
Gains less losses from embedded derivatives	25	332	717
Gains less losses from trading in foreign currencies		401	850
Foreign exchange translation gains less losses/(losses less gains)		69	(190)
(Impairment)/reversals of impairment of investment securities available-for-sale Gains less losses arising from the initial recognition of liabilities at rates below market	15	(21) 295	23 -
Other operating income		163	161
Other gains less losses		16	69
Administrative and other operating expenses	19	(8,259)	(6,858)
Profit before tax		1,491	1,532
Income tax expense	20	(184)	(93)
Profit for the year		1,307	1,439
Other comprehensive income/(loss):
Items that may be reclassified subsequently to profit or loss: Revaluation reserve of investment securities available-for-sale		165	287
Income tax recorded directly in other comprehensive income	20	(26)	(45)
Exchange differences on translation to presentation currency		(14)	30
Other comprehensive income for the year		125	272
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		1,432	1,711
Profit/(loss) is attributable to Owners of the Bank		1,305	1,549
Non-controlling interest		2	(110)
Profit for the year		1,307	1,439
Total comprehensive income/(loss) is attributed to: Owners of the Bank		1,430	1,818
Non-controlling interest		2	(107)
Total comprehensive income for the year		1,432	1,711
Earnings per share for profit attributable to the owners of the Bank, basic and diluted (expressed in UAH per share)		20.19	23.96

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	Note	Attributable to owners of the Bank							Non-controlling ingerest	Total Equity
		Share capital	Share Premium	Revaluation reserve for premises	Revaluation reserve of investment securities available-for-sale	Currency Translation reserve	Retained earnings	Total
In millions of Ukrainian hryvnias
Balance at 1 January 2012		13,545	20	571	-	329	4,570	19,035	150	19,185
Profit/(loss) for the year		-	-	-	-	1,549	1,549	(110)	(110)	1,439
Other comprehensive income/(loss)		-	-	-	242	27	-	269	3	272
Total comprehensive income/(loss) for the year		-	-	-	242	27	1,549	1,818	(107)	1,711
Capitalisation of dividends	16	1,352	-	-	-	-	(1,352)	-	-	-
Other Changes in interest attributable to owners of the Bank and non-controlling interest	1	-	-	(9)	-	(34)	172	129	380	509
Balance at 31 December 2012		14,897	20	562	242	322	4,939	20,982	423	21,405

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	Note	Attributable to owners of the Bank							Non-controlling ingerest	Total Equity
		Share capital	Share Premium	Revaluation reserve for premises	Revaluation reserve of investment securities available-for-sale	Currency Translation reserve	Retained earnings	Total
In millions of Ukrainian hryvnias
Balance at 31 December 2012		14,897	20	562	242	322	4,939	20,982	423	21,405
Profit/(loss) for the year		-	-	-	-	-	1,305	1,305	2	1,307
Other comprehensive income/(loss)		-	-	-	139	(14)	-	125	-	125
Total comprehensive income/(loss) for the year		-	-	-	139	(14)	1,305	1,430	2	1,432
Capitalisation of dividends	16	1,455	-	-	-	-	(1,455)	-	-	-
Other Changes in interest attributable to owners of the Bank and non-controlling interest	1	-	-	-	-	-	(34)	(34)	21	(13)
Balance at 31 December 2012		16,352	20	562	381	308	4,755	22,378	446	22,824

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In millions of Ukrainian hryvnias	Note	2013	2012
Cash flows from operating activities
Interest received		22,952	18,709
Interest paid		(14,316)	(10,359)
Fees and commissions received		4,598	3,870
Fees and commissions paid		(927)	(596)
Income received from embedded and financial derivatives	26	26	226
Income received /(loss incurred) from derivatives arising from swap, forward and spot transactions		192	118
Incomes received from trading in foreign currencies		401	850
Other operating income received		163	161
Staff costs paid		(4,047)	(3,552)
Administrative and other operating expenses paid, except for staff costs paid		(3,583)	(2,823)
Income tax paid		(426)	(277)
Cash flow from operating activities before changes in operating assets and liabilities		5,033	6,327
Changes in operating assets and liabilities Net increase in mandatory reserve balances		(2,060)	(439)
Net increase in due from other banks		(6,204)	(3,885)
Net increase in loans and advances to customers		(24,115)	(16,812)
Net decrease in other financial assets		511	201
Net increase in other assets		(78)	(17)
Net decrease in due to the NBU		(1,157)	(1,195)
Net (decrease)/increase in due to other banks and other financing institutions		(8)	1,211
Net increase in customer accounts Net (decrease)/increase in provisions for liabilities and charges, other financial and non-financial liabilities		25,398 (20)	19,189 216
Net cash (used in)/from operating activities		(2,700)	4,796
Cash flows from investing activities
Acquisition of investment securities available-for-sale		(502)	(209)
Proceeds from investment securities available-for-sale		94	460
Acquisition of investment securities held to maturity		(383)	(167)
Proceeds from redemption of investment securities held to maturity		177	3
Acquisition of premises, leasehold improvements and equipment	10	(790)	(930)
Proceeds from disposal of premises, leasehold improvements and equipment	10	22	12
Net cash used in investing activities		(1,382)	(831)
Cash flows from financing activities
Proceeds from subordinated debt Cash inflows on transactions with non-controlling interest	1	2,130 -	- 516
Cash outflows on transactions with non-controlling interest	1	(31)	-
Proceeds from debt securities issued		2,940	6,330
Repayment and repurchase of debt securities issued		(71)	(3,809)
Net cash from financing activities		4,968	3,037
Effect of exchange rate changes on cash and cash equivalents		247	296
Net increase in cash and cash equivalents		1,133	7,298
Cash and cash equivalents at the beginning of the year		25,888	18,590
Cash and cash equivalents at the end of the year	7	27,021	25,888

Operating and financing transactions that did not require the use of cash and cash equivalents and were excluded from the consolidated statement of cash flows and are disclosed in Note 7.

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1 Introduction

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards for the year ended 31 December 2013 for PJSC Commercial Bank PrivatBank (the “Bank”) and its subsidiaries (together referred to as the “Group” or “PrivatBank Group”).

The Bank was initially registered as a commercial entity with limited liability, re-organised into a closed joint stock entity in 2000. In 2009 the Bank changed its legal form to a public joint stock company limited by shares in accordance with changes in Ukrainian legislation. As of 31 December 2013 and 2012 the ultimate major shareholders of the Bank were Mr I.V. Kolomoyskiy and Mr G.B. Bogolyubov who as of 31 December 2013 owned directly and indirectly respectively 46.33% (2012: 46.27%) and 46.66% (2012: 46.27%) of the outstanding shares and neither of which individually controlled the Bank. The major shareholders of the Bank did not have a contractual agreement on joint control of the Bank.

As of 31 December 2013 composition of the Supervisory Board was as follows:

Chairman of the Supervisory Board: Mr. G.B. Bogolyubov

Members of the Supervisory Board: Mr. I.V. Kolomoyskiy

Mr. A.G. Martynov

As of the date of issuing of the consolidated financial statements composition of the Management Board was as follows:

Chairman of the Management Board:Mr. A.V. Dubilet

Members of the Management Board:

General Deputy Chairman of the Management Board: Mr. Y.P. Pikush

First Deputy Chairmen of the Management Board: Mr. T.Y. Novikov

Mr. V.A. Yatsenko

Deputy Chairmen of the Management Board:Mrs. L.I. Chmona

Mr. D.A. Dubilet

Mr.O.V.Gorohovskiy

Mrs. T.M. Gurieva

Mr. Y.V. Kandaurov

Mr. S.V. Kryzhanovskiy

Mrs. L.A. Shmalchenko

Mr. A.P. Vitiaz

Mr. V.G. Zavorotniy

Chief Accountant: Mrs. L.I. Korotina

Head of Financial Monitoring Department: Mr. I.L. Terekhin

In January 2014 Mr. O.V. Gorohovskiy was appointed as First Deputy Chairman of the Management Board and Mr. R.M. Neginskiy was appointed as Deputy Chairman of the Management Board.

Principal activity. The Bank’s principal business activity is commercial and retail banking operations within Ukraine. The Bank has operated under a full banking licence issued by the National Bank of Ukraine (the “NBU”) since March 1992. The Bank participates in the state deposit insurance plan (registration #113 dated 2 September 1999), which operated according to the Law No 2740-III “On Individuals Deposits Guarantee Fund” dated 20 September 2001 (as amended). As at 31 December 2013 Individuals Deposits Guarantee Fund guarantees repayment of individual deposits up to UAH 200 thousand (2012: UAH 200 thousand) per individual in case bank liquidation procedure is started.

As of 31 December 2013 the Bank had 32 branches and 3,217 outlets within Ukraine and a branch in Cyprus (2012: 32 branches, 3,380 outlets in Ukraine and a branch in Cyprus). Additionally, as of 31 December 2013 the Bank had subsidiary banks in the Russian Federation, Latvia, Georgia and representative offices in Kyiv (Ukraine), Almaty (Kazakhstan), London (United Kingdom) and Beijing (China) (31 December 2012: Kyiv (Ukraine), Moscow (Russia), Almaty (Kazakhstan), London (United Kingdom) and Beijing (China)), several consolidated structured entities in Ukraine and the United Kingdom. In October 2013 one of the entities was liquidated which has been a resident of the United Kingdom. Consolidated structured entities in the UK are used for issue of Eurobonds and Mortgage bonds. Please refer to Note 13.

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1	Introduction (Continued)

The principal subsidiaries included in the consolidated financial statements, were as follows:

			Percentage of ownership
Name	Nature of business	Country of registration	31 December 2013	31 December 2012
Moscomprivatbank	Banking	Russian Federation	70.04%	70.04%
JSC PrivatBank	Banking	Georgia	57.86%	50.30%
AS PrivatBank	Banking	Latvia	50.02%	50.02%

As a result of additional capital increase in 2013, the share of the Group in JSC PrivatBank Georgia was increased from 50.30% as of 31 December 2012 to 57.86% as of 31 December 2013.

As a result of additional capital increase in 2012, the share of the Group in Moscomprivatbank was decreased from 92.34% as of 31 December 2011 to 70.04% as of 31 December 2012. Also refer to Note

29.

As a result of an additional capital increase in 2012, the share of the Group in AS PrivatBank Latvia was decreased from 75.02% to 50.02%. However, the Group continues to have 73.70% of voting rights as of 31 December 2013 (2012: 98.70%).

Registered address and place of business. The Bank’s registered address is:

50, Naberezhna Peremohy Str.,

49094, Dnipropetrovsk, Ukraine.

Presentation currency. These consolidated financial statements are presented in millions of Ukrainian hryvnias ("UAH million"), unless otherwise stated.

2         Operating Environment of the Group

The Ukrainian economy is currently characterised by high economic and political risks. As a developing economy, in addition to political and economic turmoil, it is also vulnerable to market downturns and economic slowdowns elsewhere in the world. In 2013, the world demand for Ukraine's main export commodities, steel and iron ore, was weak. The year was marked by one of the record crop harvests; however world prices for wheat, corn and sunflower seed reduced significantly due to peak harvests in other crop producing regions. In 2013, Ukraine's GDP was flat year on year while industrial output contracted by 4.7%.

In 2013, the Government of Ukraine introduced a number of restrictions in relation to foreign exchange aiming to support the national currency, the Ukrainian Hryvnia (UAH). Inflation during the year was close to zero as the National Bank of Ukraine restricted the money supply. The national foreign exchange reserves reduced to the level of 3 month imports at the year end due to reduced inflows from sale of commodities and agricultural produce, the need to settle scheduled payments, primarily with International Monetary Fund, and to pay for the current and past purchase of natural gas.

The anticipated association agreement and free trade agreement with the European Union was not signed at the end of November 2013. The Ukrainian Government announced a deal with the Russian Federation for the purchase of up to USD 15 billion of Ukrainian Government bonds, of which USD 3 billion was provided in December 2013. Ukraine experienced protests against the Government’s actions beginning in late 2013 that turned into street violence in January and February 2014, with more than one hundred killed. At the end of January 2014 the President of Ukraine accepted the resignation of Ukraine’s Prime Minister. Following this, the Russian Government suspended its financial support and international bond rating agencies downgraded Ukraine's sovereign debt to pre-default level.

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2        Operating Environment of the Group (Continued)

An agreement between the President and opposition leaders in late February 2014 in an attempt to stem the violence ultimately ended up with the Parliament voting to return to the 2004 Constitution, which provided greater sharing of powers between Parliament and the President, and the President fleeing the country and later Parliament dismissed the President. On 26 February 2014, the Parliament appointed a new Prime Minister and government.

On 16 March 2014 a referendum was held in Crimea on its secession from Ukraine and Russia signed a treaty with Crimea to annex the territory to Russia. The Russian Federation, Mongolia, Syria and Kazakhstan are the only countries that recognised the referendum and the annexation. On 15 April 2014 the Ukrainian parliament adopted the law on occupied territories.

Beginning in April and continuing to the present, a number of government buildings in eastern Ukraine were occupied by pro-Russian groups. This has led to instability and violence in the east of the country and the mobilisation of Ukrainian government forces. On 11 May 2014, the Donetsk and Lugansk regions held independence referendums. While the organisers of these referendum claimed that the population in both regions voted for a split from Ukraine the result of the referendums was largely viewed as fraudulent and condemned as illegitimate by the Ukrainian government and not recognised by most countries. Eastern Ukraine continues to face armed battles between pro-Russian groups and Ukrainian forces.

On 25 May 2014 a new President was elected. The Government is working with the United States, European Union and the International Monetary Fund (“IMF”) in order to obtain financing and avoid possible default on its loans. On 30 April 2014, the Executive Board of the IMF approved a two-year Stand-By Arrangement for Ukraine, amounting to USD 17 billion, to support the Government’s economic program aiming to restore macroeconomic stability and enhance the efficiency of mechanisms aimed at securing sustainable economic growth. On 7 May 2014, Ukraine received the first tranche of USD 3.2 billion under this program.

In 2014, the UAH depreciated against the major world currencies. As of the date of issue of these consolidated statements official US dollar and euro exchange rates were UAH 11.89 and UAH 16.19 per one unit respectively. The Group has operations in Crimea including loan and advances to customers, customer account balances and property. Refer to Note 29.

The final resolution and the effects of the political and economic crisis are difficult to predict but they may have further severe effects on the Ukrainian economy and the Group’s business.

The international sovereign debt crisis, stock market volatility and other risks could have a negative effect on the Ukrainian financial and corporate sectors. Management determined loan impairment provisions by considering the economic situation and outlook at the end of the reporting period, and applied the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are. Thus final impairment losses from financial assets could differ significantly from the current level of provisions. Refer to Note 4.

The tax, currency and customs legislation within Ukraine is subject to varying interpretations and frequent changes (Note 24). The need for further developments in the bankruptcy laws, formalised procedures for the registration and enforcement of collateral, and other legal and fiscal impediments continue to contribute to the challenges faced by banks operating in Ukraine.

On 27 March 2014, the Parliament of Ukraine passed an economic stimulus law that makes a number of changes to the Tax Code. The corporate tax and VAT rates are confirmed at level of 18 % and 20% respectively with no prescribed reduction in the future.

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3         Summary of Significant Accounting Policies

Basis of preparation. These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) under the historical cost convention, as modified by the initial recognition of financial instruments based on fair value, and by the revaluation of premises, derivatives, available-for-sale financial assets, and financial instruments categorised as at fair value through profit or loss. The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated (refer to Note 5).

Consolidated financial statements. Subsidiaries are those investees, including structured entities, that the Group controls because the Group (i) has power to direct relevant activities of the investees that significantly affect their returns, (ii) has exposure, or rights, to variable returns from its involvement with the investees, and (iii) has the ability to use its power over the investees to affect the amount of investor’s returns. The existence and effect of substantive rights, including substantive potential voting rights, are considered when assessing whether the Group has power over another entity. For a right to be substantive, the holder must have practical ability to exercise that right when decisions about the direction of the relevant activities of the investee need to be made. The Group may have power over an investee even when it holds less than majority of voting power in an investee. In such a case, the Group assesses the size of its voting rights relative to the size and dispersion of holdings of the other vote holders to determine if it has de-facto power over the investee. Protective rights of other investors, such as those that relate to fundamental changes of investee’s activities or apply only in exceptional circumstances, do not prevent the Group from controlling an investee. Subsidiaries are consolidated from the date on which control is transferred to the Group, and are deconsolidated from the date on which control ceases.

The Group holds less than 50% of voting rights in four fully consolidated entities. The Group has the power to direct relevant activities of these entities that significantly affects their returns and ability to use it through contractual arrangements with other shareholders. The Group retains a significant beneficial interest in their activities which are predominantly financed by the Group, as, in substance, the Group has rights to obtain the majority of the variable returns of the structured entities and therefore may be exposed to risks incident to the activities of these structured entities.

The acquisition method of accounting is used to account for the acquisition of subsidiaries. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest.

The Group measures non-controlling interest that represents present ownership interest and entitles the holder to a proportionate share of net assets in the event of liquidation on a transaction by transaction basis, either at: (a) fair value, or (b) the non-controlling interest's proportionate share of net assets of the acquiree. Non-controlling interests that are not present ownership interests are measured at fair value.

Goodwill is measured by deducting the net assets of the acquiree from the aggregate of the consideration transferred for the acquiree, the amount of non-controlling interest in the acquiree and fair value of an interest in the acquiree held immediately before the acquisition date. Any negative amount (“negative goodwill”) is recognised in profit or loss, after management reassesses whether it identified all the assets acquired and all liabilities and contingent liabilities assumed and reviews appropriateness of their measurement.

The consideration transferred for the acquiree is measured at the fair value of the assets given up, equity instruments issued and liabilities incurred or assumed, including fair value of assets or liabilities from contingent consideration arrangements but excludes acquisition related costs such as advisory, legal, valuation and similar professional services. Transaction costs incurred for issuing equity instruments are deducted from equity; transaction costs incurred for issuing debt are deducted from its carrying amount and all other transaction costs associated with the acquisition are expensed.

Intercompany transactions, balances and unrealised gains on transactions between group companies are eliminated; unrealised losses are also eliminated unless the cost cannot be recovered. The Bank and all of its subsidiaries use uniform accounting policies consistent with the Group’s policies.

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3 Summary of Significant Accounting Policies (Continued)

Non-controlling interest is that part of the net results and of the equity of a subsidiary attributable to interests which are not owned, directly or indirectly, by the Bank. Non-controlling interest forms a separate component of the Group’s equity.

Purchases and sales of non-controlling interests. The Group applies the economic entity model to account for transactions with owners of non-controlling interest. Any difference between the purchase consideration and the carrying amount of non-controlling interest acquired is recorded as a capital transaction directly in equity. The Group recognises the difference between sales consideration and carrying amount of non-controlling interest sold as a capital transaction in the statement of changes in equity.

Financial instruments – key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value of financial instruments traded in an active market is measured as the product of the quoted price for the individual asset or liability and the quantity held by the entity. This is the case even if a market’s normal daily trading volume is not sufficient to absorb the quantity held and placing orders to sell the position in a single transaction might affect the quoted price.

A portfolio of financial derivatives or other financial assets and liabilities that are not traded in an active market is measured at the fair value of a group of financial assets and financial liabilities on the basis of the price that would be received to sell a net long position (ie an asset) for a particular risk exposure or paid to transfer a net short position (ie a liability) for a particular risk exposure in an orderly transaction between market participants at the measurement date. This is applicable for assets carried at fair value on a recurring basis if the Group: (a) manages the group of financial assets and financial liabilities on the basis of the entity’s net exposure to a particular market risk (or risks) or to the credit risk of a particular counterparty in accordance with the entity’s documented risk management or investment strategy; (b) it provides information on that basis about the group of assets and liabilities to the entity’s key management personnel; and (c) the market risks, including duration of the entity’s exposure to a particular market risk (or risks) arising from the financial assets and financial liabilities is substantially the same.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees, are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analysed by level in the fair value hierarchy as follows: (i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuations techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs). Transfers between levels of the fair value hierarchy are deemed to have occurred at the end of the reporting period. Refer to Note 25.

Transaction costs are incremental costs that are directly attributable to the acquisition, issue or disposal of a financial instrument. An incremental cost is one that would not have been incurred if the transaction had not taken place. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

14

3 Summary of Significant Accounting Policies (Continued)

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items of the statement of financial position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Initial recognition of financial instruments. Derivatives and other financial instruments at fair value through profit or loss are initially recorded at fair value. All other financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at settlement date, which is the date that the Group commits to deliver a financial asset. All other purchases are recognised when the entity becomes a party to the contractual provisions of the instrument.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or

(ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Cash and cash equivalents. Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. All short term interbank placements, beyond overnight placements, are included in due from other banks. Amounts, which relate to funds that are of a restricted nature, are excluded from cash and cash equivalents. Cash and cash equivalents include cash on hand, unrestricted demand and overnight deposits with central and other banks. Cash and cash equivalents are carried at amortised cost.

The payments or receipts presented in the statement of cash flows represent transfers of cash and cash equivalents by the Group, including amounts charged or credited to current accounts of the Group’s counterparties held with the Group, such as loan interest income or principal collected by charging the customer’s current account or interest payments or disbursement of loans credited to the customer’s current account, which represents cash or cash equivalent from the customer’s perspective.

Mandatory cash balances with the Central Banks. Mandatory cash balances with the Central Banks are carried at amortised cost and are not available to finance the Group’s day to day operations and hence are not considered as part of cash and cash equivalents for the purposes of the consolidated statement of cash flow.

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3 Summary of Significant Accounting Policies (Continued)

Due from other banks. Amounts due from other banks are recorded when the Group advances money to counterparty banks with no intention of trading the resulting unquoted non-derivative receivable due on fixed or determinable dates. Amounts due from other banks are carried at amortised cost.

Loans and advances to customers. Loans and advances to customers are recorded when the Group advances money to purchase or originate an unquoted non-derivative receivable from a customer due on fixed or determinable dates and has no intention of trading the receivable. Loans and advances to customers are carried at amortised cost.

For the purposes of credit quality analysis the Group categories loans and advances to corporate clients, SME and private entrepreneurs into large, medium and small borrowers based on the size of the loan exposure:

Large borrowers:	Above UAH 100 million
Loans to medium size borrowers:	From UAH 1 million to UAH 100 million
Loans to small borrowers:	Less than UAH 1 million

For the purposes of credit quality analysis the Group categories loans and advances to individuals based on the size of the loan exposure:

Loans between UAH 1-100 million Loans less than UAH 1 million

When financial assets are renegotiated and the renegotiated terms and conditions differ substantially from the previous terms, the new asset is initially recognised at its fair value.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss for the year when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. If the Group determines that no objective evidence exists that impairment was incurred for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

The following other principal criteria are also used to determine whether there is objective evidence that an impairment loss has occurred:

-	any instalment is overdue and the late payment cannot be attributed to a delay caused by the settlement systems;
-	the borrower experiences a significant financial difficulty as evidenced by the borrower’s financial information that the Group obtains;
-	the borrower considers bankruptcy or a financial reorganisation;
-	there is an adverse change in the payment status of the borrower as a result of changes in the national or local economic conditions that impact the borrower; or
-	the value of collateral significantly decreases as a result of deteriorating market conditions.

For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics. Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated.

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3 Summary of Significant Accounting Policies (Continued)

Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets and the experience of management in respect of the extent to which amounts will become overdue as a result of past loss events and the success of recovery of overdue amounts. Past experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect past periods and to remove the effects of past conditions that do not exist currently. Past experience is the basis for the estimation of the loss identification period, in particular the time lag between the actual loss event and identification of the loss event by the Group. This approach ensures that the impact of losses which have not yet been specifically identified is included in the estimation of loan loss impairment.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the borrower or issuer, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account through profit or loss for the year.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss for the year.

Credit related commitments. The Group enters into credit related commitments, including commitments to extend credit, letters of credit and financial guarantees. Financial guarantees represent irrevocable assurances to make payments in the event that a customer cannot meet its obligations to third parties and carry the same credit risk as loans. Financial guarantees and commitments to provide a loan are initially recognised at their fair value, which is normally evidenced by the amount of fees received. This amount is amortised on a straight line basis over the life of the commitment, except for commitments to originate loans if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination; such loan commitment fees are deferred and included in the carrying value of the loan on initial recognition. At the end of each reporting period, the commitments are measured at the higher of (i) the remaining unamortised balance of the amount at initial recognition and (ii) the best estimate of expenditure required to settle the commitment at the end of the reporting period.

Investment securities available-for-sale. This classification includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to the needs for liquidity or changes in interest rates, exchange rates or equity prices.

Investment securities available-for-sale are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss for the year. Dividends on available-for-sale equity instruments are recognised in profit or loss for the year when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are recognised in other comprehensive income until the investment is derecognised or impaired, at which time the cumulative gain or loss is reclassified from other comprehensive income to profit or loss for the year.

17

3 Summary of Significant Accounting Policies (Continued)

Impairment losses are recognised in profit or loss for the year when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of investment securities available-for-sale. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss – is reclassified from other comprehensive income to profit or loss for the year. Impairment losses on equity instruments are not reversed and any subsequent gains are recognised in other comprehensive income. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in profit or loss, the impairment loss is reversed through profit or loss for the year.

Investment securities held to maturity. This classification includes quoted non-derivative financial assets with fixed or determinable payments and fixed maturities that the Group has both the intention and ability to hold to maturity. Management determines the classification of investment securities held to maturity at their initial recognition and reassesses the appropriateness of that classification at each balance sheet date. Investment securities held to maturity are carried at amortised cost.

Goodwill. Goodwill is carried at cost less accumulated impairment losses, if any. The Group tests goodwill for impairment at least annually and whenever there are indications that goodwill may be impaired. Goodwill is allocated to the cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the business combination. Such units or group of units represent the lowest level at which the Group monitors goodwill and are not larger than an operating segment. Gains or losses on disposal of an operation within a cash generating unit to which goodwill has been allocated include the carrying amount of goodwill associated with the disposed operation, generally measured on the basis of the relative values of the disposed operation and the portion of the cash- generating unit which is retained.

Premises, leasehold improvements and equipment. Premises, leasehold improvements and equipment are stated at cost or revalued amounts, as described below, less accumulated depreciation and provision for impairment, where required. Cost of premises and equipment of acquired subsidiaries is the estimated fair value at the date of acquisition.

Premises are subject to revaluation with sufficient regularity to ensure that the carrying amount does not differ materially from that which would be determined using fair value at the end of the reporting period. Increases in the carrying amount arising on revaluation are credited to other comprehensive income and increase the revaluation surplus in equity. Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation surplus in equity; all other decreases are charged to profit or loss for the year. The revaluation reserve for premises and equipment included in equity is transferred directly to retained earnings when the revaluation surplus is realised on the retirement or disposal of the asset. At the date of revaluation accumulated depreciation is eliminated against the gross carrying amount of the asset and the net amount restated to the revalued amount of the asset.

Management has updated the carrying value of premises carried on a revalued basis as of the reporting date using market based evidence and is satisfied that sufficient market based evidence of fair value is available to support the updated fair values.

Construction in progress is carried at cost less provision for impairment where required. Construction in progress is not depreciated until the asset is available for use.

All other items of premises, leasehold improvements and equipment are stated at cost less accumulated depreciation and impairment losses, if any.

Costs of minor repairs and maintenance are expensed when incurred. Costs of replacing major parts or components of premises and equipment items are capitalised and the replaced part is retired.

18

3 Summary of Significant Accounting Policies (Continued)

At the end of each reporting period management assesses whether there is any indication of impairment of premises, leasehold improvements and equipment. If any such indication exists, management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised in profit or loss for the year to the extent it exceeds the previous revaluation surplus in equity. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Gains and losses on disposals determined by comparing proceeds with carrying amount are recognised in profit or loss for the year.

Depreciation. Land is not depreciated. Depreciation on other items of premises, leasehold improvements and equipment is calculated using the straight-line method to allocate their cost or revalued amounts to their residual values over their estimated useful lives as follows:

Premises	50 years
Computers	4-10 years
Furniture and equipment	4-10 years
Motor vehicles	6 years
Other	4-12 years

Leasehold improvements are depreciated over the term of the underlying lease. The residual value of an asset is the estimated amount that the Group would currently obtain from disposal of the asset less the estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

Intangible assets. The Group’s intangible assets other than goodwill have definite useful life and primarily include capitalised computer software.

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software.

Development costs that are directly associated with identifiable and unique software controlled by the Group are recorded as intangible assets if an inflow of incremental economic benefits exceeding costs is probable. Capitalised costs include staff costs of the software development team and an appropriate portion of relevant overheads. All other costs associated with computer software, e.g. its maintenance, are expensed when incurred. Capitalised computer software is amortised on a straight line basis over expected useful lives of 5 years.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risks and rewards incidental to ownership from the lessor to the Group, the total lease payments are charged to profit or loss for the year on a straight-line basis over the period of the lease.

Leases embedded in other agreements are separated if (a) fulfilment of the arrangement is dependent on the use of a specific asset or assets and (b) the arrangement conveys a right to use the asset.

Finance lease receivables. Where the Group is a lessor in a lease which transfers substantially all the risks and rewards incidental to ownership to the lessee, the assets leased out are presented as a finance lease receivable and carried at the present value of the future lease payments. Finance lease receivables are initially recognised at commencement (when the lease term begins) using a discount rate determined at inception (the earlier of the date of the lease agreement and the date of commitment by the parties to the principal provisions of the lease).

19

3 Summary of Significant Accounting Policies (Continued)

The difference between the gross receivable and the present value represents unearned finance income. This income is recognised over the term of the lease using the net investment method (before tax), which reflects a constant periodic rate of return. Incremental costs directly attributable to negotiating and arranging the lease are included in the initial measurement of the finance lease receivable and reduce the amount of income recognised over the lease term. Finance income from leases is recorded within interest income in profit or loss for the year.

Impairment losses are recognised in profit or loss for the year when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of finance lease receivables. The Group uses the same principal criteria to determine whether there is objective evidence that an impairment loss has occurred, as for loans carried at amortised cost. Impairment losses are recognised through an allowance account to write down the receivables’ net carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred), discounted at the interest rates implicit in the finance leases. The estimated future cash flows reflect the cash flows that may result from obtaining and selling the assets subject to the lease.

Due to other banks and other financing institutions. Amounts due to other banks and other financing institutions are recorded when money or other assets are advanced to the Group by counterparty banks or other financing institutions. The non-derivative liability is carried at amortised cost.

Customer accounts. Customer accounts are non-derivative liabilities to individuals, state or corporate customers and are carried at amortised cost.

Debt securities in issue. Debt securities in issue include Eurobonds and bonds issued by the Group. Debt securities are stated at amortised cost. If the Group purchases its own debt securities in issue, they are removed from the consolidated statement of financial position and the difference between the carrying amount of the liability and the consideration paid is included in gains arising from early retirement of debt.

Subordinated debt. Subordinated debt represents long-term borrowing agreements that, in case of the Group’s default, would be secondary to the Group’s primary debt obligations. Subordinated debt is carried at amortised cost.

Derivative financial instruments. Derivative financial instruments, including foreign exchange contracts, forward rate agreements, currency swaps and currency options are carried at their fair value.

All derivative instruments are carried as assets when fair value is positive and as liabilities when fair value is negative. Changes in the fair value of derivative instruments are included in profit or loss for the year. The Group does not apply hedge accounting.

Certain derivative instruments embedded in other financial instruments are treated as separate derivative instruments when their risks and characteristics are not closely related to those of the host contract.

When the fair value of derivative does not change in response to the changes in the foreign exchange rates and other variables and future cash flows from the embedded derivative become certain the Group ceased to account for an embedded derivative and recognises a receivable within other financial assets. The receivable continues to be measured at fair value through profit or loss until settled.

20

3 Summary of Significant Accounting Policies (Continued)

Derecognition of financial liabilities. The Group derecognises financial liabilities when it is extinguished, ie when the obligation specified in the contract is discharged or cancelled or expires. An exchange between the Group and lender of debt instruments with substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Similarly, a substantial modification of the terms of an existing financial liability or a part of it (whether or not attributable to the financial difficulty) is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability (or part of a financial liability) extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss. Terms are substantially different if the discounted present value of the cash flows under the new terms, including any fees paid net of any fees received and discounted using the original effective interest rate, is at least 10 percent different from the discounted present value of the remaining cash flows of the original financial liability. If an exchange of debt instruments or modification of terms is accounted for as an extinguishment, any costs or fees incurred are recognised as part of the gain or loss on the extinguishment. If the exchange or modification is not accounted for as an extinguishment, any costs or fees incurred adjust the carrying amount of the liability and are amortised over the remaining term of the modified liability.

Income taxes. Income taxes have been provided for in the consolidated financial statements in accordance with legislation enacted or substantively enacted by the end of reporting period. The income tax charge comprises current tax and deferred tax and is recognised in profit or loss for the year except if it is recognised in other comprehensive income or directly in equity because it relates to transactions that are also recognised, in the same or a different period, in other comprehensive income or directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxable profits or losses are based on estimates if the consolidated financial statements are authorised prior to filing relevant tax returns. Taxes other than on income are recorded within administrative and other operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill and subsequently for goodwill which is not deductible for tax purposes. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

Uncertain tax positions. The Group's uncertain tax positions are reassessed by management at the end of each reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

21

3 Summary of Significant Accounting Policies (Continued)

Provisions for liabilities and charges. Provisions for liabilities and charges are non-financial liabilities of uncertain timing or amount. They are accrued when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Trade and other payables. Trade payables are accrued when the counterparty has performed its obligations under the contract and are carried at amortised cost.

Share capital and share premium. Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Dividends. Dividends are recorded in equity in the period in which they are declared. Any dividends declared after the end of reporting period and before the consolidated financial statements are authorised for issue are disclosed in the subsequent events note. The statutory accounting reports of the Bank are the basis for profit distribution and other appropriations. Ukrainian legislation identifies the basis of distribution as the retained earnings.

Income and expense recognition. Interest income and expense are recorded for all debt instruments on an accrual basis using the effective interest method. This method defers, as part of interest income or expense, all fees paid or received between the parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Fees integral to the effective interest rate include origination fees received or paid by the entity relating to the creation or acquisition of a financial asset or issuance of a financial liability, for example fees for evaluating creditworthiness, evaluating and recording guarantees or collateral, negotiating the terms of the instrument and for processing transaction documents. Commitment fees received by the Group to originate loans at market interest rates are integral to the effective interest rate if it is probable that the Group will enter into a specific lending arrangement and does not expect to sell the resulting loan shortly after origination. The Group does not designate loan commitments as financial liabilities at fair value through profit or loss.

When loans and other debt instruments become doubtful of collection, they are written down to the present value of expected cash inflows and interest income is thereafter recorded for the unwinding of the present value discount based on the asset’s effective interest rate which was used to measure the impairment loss. All other fees, commissions and other income and expense items are generally recorded on an accrual basis by reference to completion of the specific transaction assessed on the basis of the actual service provided as a proportion of the total services to be provided. Loan syndication fees are recognised as income when the syndication has been completed and the Group retains no part of the loan package for itself or retains a part at the same effective interest rate as for the other participants.

Commissions and fees arising from negotiating, or participating in the negotiation of a transaction for a third party, such as the acquisition of loans, shares or other securities or the purchase or sale of businesses, and which are earned on execution of the underlying transaction, are recorded on its completion. Portfolio and other management advisory and service fees are recognised based on the applicable service contracts, usually on a time-proportion basis. Asset management fees related to investment funds are recorded rateably over the period the service is provided. The same principle is applied for wealth management, financial planning and custody services that are continually provided over an extended period of time.

Foreign currency translation. The functional currency of each of the Group’s consolidated entities is the currency of the primary economic environment in which the entity operates. The functional currency of the Bank, and the Group’s presentation currency, is the national currency of Ukraine, Ukrainian hryvnia (“UAH”).

22

3 Summary of Significant Accounting Policies (Continued)

Monetary assets and liabilities are translated into each entity’s functional currency at the official exchange rate of the NBU at the end of the respective reporting period. Foreign exchange gains and losses resulting from the settlement of transactions and from the translation of monetary assets and liabilities into each entity’s functional currency at year-end official exchange rates of the NBU are recognised in profit or loss for the year (as foreign exchange translation gains less losses). Translation at year-end rates does not apply to non-monetary items that are measured at historical cost. Non-monetary items measured at fair value in a foreign currency, including equity instruments, are translated using the exchange rates at the date when the fair value was determined. Effects of exchange rate changes on non-monetary items measured at fair value in a foreign currency are recorded as part of the fair value gain or loss.

The results and financial position of each group entity are translated into the presentation currency as follows:

(i)       assets and liabilities for each statement of financial position presented are translated at the closing rate at the end of the respective reporting period;

(ii)	income and expenses are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions);
(iii)	components of equity are translated at the historic rate; and

(iv)     all resulting exchange differences are recognised in other comprehensive income.

When control over a foreign operation is lost, the exchange differences previously recognised in other comprehensive income are reclassified to profit or loss for the year as part of the gain or loss on disposal. On partial disposal of a subsidiary without loss of control, the related portion of accumulated currency translation differences is reclassified to non-controlling interest within equity.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

The principal rates of exchange used for translating foreign currency balances were as follows:

	31 December 2013, UAH	31 December 2012, UAH
1 US Dollar (USD)	7.993000	7.993000
1 Euro (EUR)	11.041530	10.537172
1 Russian Ruble (RUB)	0.244970	0.263160
1 Latvian Lat (LVL)	15.733158	15.100562
1 Georgian Lari (GEL)	4.725112	4.825234

Fiduciary assets. Assets held by the Group in its own name, but on the account of third parties, are not reported in the consolidated statement of financial position. For the purposes of disclosure, fiduciary activities do not encompass safe custody functions. Commissions received from fiduciary activities are shown in fee and commission income.

Offsetting. Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position only when there is a legally enforceable right to offset the recognised amounts, and there is an intention to either settle on a net basis, or to realise the asset and settle the liability simultaneously.

Earnings per share. Earnings per share are determined by dividing the profit or loss attributable to owners of the Bank by the weighted average number of participating shares outstanding during the reporting year.

Staff costs and related contributions. Wages, salaries, contributions to state pension and social insurance funds, paid annual leave and sick leave, bonuses, and non-monetary benefits are accrued in the year in which the associated services are rendered by the employees of the Group. The Group has no legal or constructive obligation to make pension or similar benefit payments beyond the payments to the statutory defined contribution scheme.

23

3        Summary of Significant Accounting Policies (Continued)

Segment reporting. Segments are reported in a manner consistent with the internal reporting provided to the Group’s chief operating decision maker. Segments whose revenue, result or assets are ten percent or more of all the segments are reported separately.

Presentation of statement of financial position in order of liquidity. The Group does not have a clearly identifiable operating cycle and therefore does not present current and non-current assets and liabilities separately in the consolidated statement of financial position. Instead, analysis of assets and liabilities by their expected maturities is presented in Note 22.

4         Critical Accounting Estimates, and Judgements in Applying Accounting Policies

The Group makes estimates and assumptions that affect the amounts recognised in the consolidated financial statements and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgements are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the consolidated financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Impairment losses on loans and advances. The Group regularly reviews its loan portfolios to assess impairment. In determining whether an impairment loss should be recorded in profit or loss for the year, the Group makes judgements as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of loans before the decrease can be identified with an individual loan in that portfolio. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. A 10% increase or decrease in actual loss experience compared to the loss estimates used would result in an increase or decrease in loan impairment losses of UAH 690 million or UAH 709 million (2012: increase or decrease in loan impairment losses of UAH 615 million or UAH 653 million), respectively. Impairment losses for individually significant loans are based on estimates of discounted future cash flows of the individual loans, taking into account repayments and realisation of any assets held as collateral against the loans. A 10% increase or decrease in the actual loss experience compared to the estimated future discounted cash flows from individually significant loans, which could arise from differences in amounts and timing of the cash flows, would result in an increase or decrease in loan impairment losses of UAH 1,063 million or UAH 1,406 million (2012: increase or decrease in loan impairment losses of UAH 998 million or UAH 1,330 million), respectively.

Assessment of loans and advances issued to a group of borrowers-oil traders for impairment. The Group regularly reviews its outstanding loans and advances issued to the oil traders which are engaged in wholesale and retail sale of petrol, oil and oil products. As of 31 December 2013 gross amount of such loans was UAH 42,510 million (2012: UAH 37,035 million). In determining whether an impairment loss should be recorded in profit or loss for the year, the Group makes judgements as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of loans issued to oil traders before the decrease can be identified with an individual loan in that portfolio. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in an oil traders group, or regulatory, industry or national economic conditions that correlate with defaults on assets in the oil traders group. Management uses estimates based on historical loss experience for assets with credit risk flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience. The fair value of collateral substantially contributes to the assessment of whether there is an impairment of loans issued to oil traders.

24

4        Critical Accounting Estimates, and Judgements in Applying Accounting Policies (Continued)

Defining of related party and initial recognition of related party transactions. In the normal course of business the Group enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgment is applied in determining if transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgment is pricing for similar types of transactions with unrelated parties and effective interest rate analysis. Judgement is also applied to determine whether the counterparty is a related party or not including transitions with those entities where the major shareholders of the Bank individually directly or through intermediaries beneficiary owns a share in the share capital.

Fair value of embedded derivatives. The fair values of financial derivatives that are not quoted in active markets are determined by using valuation techniques. Where valuation techniques (for example, models) are used to determine fair values, they are validated and periodically reviewed by qualified personnel independent of the area that created them. To the extent practical, models use only observable data, however areas such as credit risk (both own and counterparty), volatilities and correlations require management to make estimates. Changes in assumptions about these factors could affect reported fair values.

As of 31 December 2013 the Bank had loans and advances to customers totalling UAH 90,777 million (2012: UAH 82,276 million) issued in UAH with the condition of compensation to be received by the Bank in the event that the official exchange rate of UAH depreciates against USD. The contract to receive compensation was accounted for by the Bank as an embedded derivative with the fair value of UAH 3,816 million as of 31 December 2013 (2012: UAH 2,750 million) estimated using a valuation technique. This discounted cash flow valuation technique takes into account expected movements in exchange rates, discount factor and credit risk. Changing the assumptions about expected exchange rates may result in a different profit. The major part of loans agreements matures from 2014 to 2015, inclusive. If the expected UAH/USD exchange rate for these years would be higher by 30% or lower by 5%, the fair value of the derivative and the respective consolidated statement of profit or loss and other comprehensive income amount would increase by UAH 14,900 million and decrease by UAH 2,523 million (2012 5%; increase by UAH 7,398 million and decrease by UAH 556 million). If the discount rate used for fair valuation of the derivatives as of 31 December 2013 would be higher/lower by 100 basis points, the fair value of the derivative and the respective consolidated statement of profit or loss and other comprehensive income amount would decrease/increase by UAH 41 million (2012: UAH 24 million). If the credit risk of counterparties as of 31 December 2013 would be higher/lower by 10%, the fair value of the derivative and the respective consolidated statement of profit or loss and other comprehensive income amount would decrease/increase by UAH 306 million (2012: UAH 151 million). Refer to Note 25. Analysis of deviation of sensitivity of fair value of a derivative is prepared for each estimate separately not taking into account changes in other estimates.

Tax legislation. Ukrainian and Russian tax, currency and customs legislation is subject to varying interpretations. Refer to Note 24.

5         Adoption of New or Revised Standards and Interpretations

The following new standards and interpretations became effective for the Group from 1 January 2013:

IFRS 10 “Consolidated Financial Statements“ (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013) replaces all of the guidance on control and consolidation in IAS 27 “Consolidated and separate financial statements” and SIC-12 “Consolidation - special purpose entities”. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control. This definition is supported by extensive application guidance. The Standard did not have any impact on the Group’s consolidated financial statements.

IFRS 11 “Joint Arrangements“, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013) replaces IAS 31 “Interests in Joint Ventures” and SIC-13 “Jointly Controlled Entities—Non-Monetary Contributions by Venturers”. Changes in the definitions have reduced the number of types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures. The Standard did not have any impact on the Group’s consolidated financial statements.

25

5 Adoption of New or Revised Standards and Interpretations (Continued)

IFRS 12 “Disclosure of Interests in Other Entities“, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013) applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. It replaces the disclosure requirements previously found in IAS 28 “Investments in associates”. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities. To meet these objectives, the new standard requires disclosures in a number of areas, including significant judgements and assumptions made in determining whether an entity controls, jointly controls, or significantly influences its interests in other entities, extended disclosures on share of non- controlling interests in group activities and cash flows, summarised financial information of subsidiaries with material non-controlling interests, and detailed disclosures of interests in unconsolidated structured entities. The Standard did not have any impact on the Group’s consolidated financial statements.

IFRS 13 “Fair Value Measurement“, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013) improved consistency and reduce complexity by providing a revised definition of fair value, and a single source of fair value measurement and disclosure requirements for use across IFRSs.The Standard resulted in additional disclosures in these consolidated financial statements. Refer to Note 26.

IAS 27 “Separate Financial Statements“, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013) was changed and its objective is now to prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. The guidance on control and consolidated financial statements was replaced by IFRS 10 “Consolidated Financial Statements”. The amended standard did not have any impact on the Group’s consolidated financial statements.

IAS 28 “Investments in Associates and Joint Ventures“, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment of IAS 28 resulted from the Board’s project on joint ventures. When discussing that project, the Board decided to incorporate the accounting for joint ventures using the equity method into IAS 28 because this method is applicable to both joint ventures and associates. With this exception, other guidance remained unchanged. The amended standard did not have any impact on the Group’s consolidated financial statements.

Amendments to IAS 1 “Presentation of Financial Statements“ (issued in June 2011, effective for annual periods beginning on or after 1 July 2013) changed the disclosure of items presented in other comprehensive income. The amendments require entities to separate items presented in other comprehensive income into two groups, based on whether or not they may be reclassified to profit or loss in the future. The suggested title used by IAS 1 has changed to ‘statement of profit or loss and other comprehensive income’. The amended standard resulted in changed presentation of consolidated financial statements, but did not have any impact on measurement of transactions and balances.

Amended IAS 19 “Employee Benefits“ (issued in June 2011, effective for periods beginning on or after 1 January 2013) makes significant changes to the recognition and measurement of defined benefit pension expense and termination benefits, and to the disclosures for all employee benefits. The standard requires recognition of all changes in the net defined benefit liability (asset) when they occur, as follows:

(i) service cost and net interest in profit or loss; and (ii) remeasurements in other comprehensive income. The Group reports accumulated amount of these remeasurements in retained earnings in equity. The amended standard resulted in changed presentation of consolidated financial statements, but did not have any impact on measurement of transactions and balances. The amended standard did not have any impact on the Group’s consolidated financial statements.

“Disclosures - Offsetting Financial Assets and Financial Liabilities“ - Amendments to IFRS 7 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment requires disclosures that enable users of an entity’s consolidated financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off. The amended standard did not result in additional disclosures in these consolidated financial statements.

26

5         Adoption of New or Revised Standards and Interpretations (Continued)

Improvements to International Financial Reporting Standards (issued in May 2012 and effective for annual periods beginning 1 January 2013). The improvements consist of changes to five standards. IFRS 1 was amended to (i) clarify that an entity that resumes preparing its IFRS financial statements may either repeatedly apply IFRS 1 or apply all IFRSs retrospectively as if it had never stopped applying them, and (ii) to add an exemption from applying IAS 23 “Borrowing costs”, retrospectively by first-time adopters. IAS 1 was amended to clarify that explanatory notes are not required to support the third balance sheet presented at the beginning of the preceding period when it is provided because it was materially impacted by a retrospective restatement, changes in accounting policies or reclassifications for presentation purposes, while explanatory notes will be required when an entity voluntarily decides to provide additional comparative statements. IAS 16 was amended to clarify that servicing equipment that is used for more than one period is classified as property, plant and equipment rather than inventory. IAS 32 was amended to clarify that certain tax consequences of distributions to owners should be accounted for in the income statement as was always required by IAS 12. IAS 34 was amended to bring its requirements in line with IFRS 8. IAS 34 will require disclosure of a measure of total assets and liabilities for an operating segment only if such information is regularly provided to chief operating decision maker and there has been a material change in those measures since the last annual consolidated financial statements. The amended standards did not have any impact on the Group’s consolidated financial statements.

Transition Guidance Amendments to IFRS 10, IFRS 11 and IFRS 12 (issued in June 2012 and effective for annual periods beginning 1 January 2013). The amendments clarify the transition guidance in IFRS 10 “Consolidated Financial Statements”. Entities adopting IFRS 10 should assess control at the first day of the annual period in which IFRS 10 is adopted, and if the consolidation conclusion under IFRS 10 differs from IAS 27 and SIC 12, the immediately preceding comparative period (that is, year 2012) is restated, unless impracticable. The amendments also provide additional transition relief in IFRS 10, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of Interests in Other Entities”, by limiting the requirement to provide adjusted comparative information only for the immediately preceding comparative period. Further, the amendments will remove the requirement to present comparative information for disclosures related to unconsolidated structured entities for periods before IFRS 12 is first applied. The amended standards did not have any material impact on the Group’s consolidated financial statements.

Other revised standards and interpretations: IFRIC 20 “Stripping Costs in the Production Phase of a Surface Mine”, considers when and how to account for the benefits arising from the stripping activity in mining industry. The interpretation did not have an impact on the Group’s consolidated financial statements. Amendments to IFRS 1 “First-time adoption of International Financial Reporting Standards - Government Loans”, which were issued in March 2012 and are effective for annual periods beginning 1 January 2013, give first-time adopters of IFRSs relief from full retrospective application of accounting requirements for loans from government at below market rates. The amendments did not have any impact on the Group’s consolidated financial statements.

27

6         New Accounting Pronouncements

Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2014 or later, and which the Group has not early adopted.

IFRS 9 “Financial Instruments: Classification and Measurement”. Key features of the standard issued in November 2009 and amended in October 2010, December 2011 and November 2013 are:

  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent payments of principal and interest only (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.
  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated at fair value through profit or loss in other comprehensive income.
  Hedge accounting requirements were amended to align accounting more closely with risk management. The standard provides entities with an accounting policy choice between applying the hedge accounting requirements of IFRS 9 and continuing to apply IAS 39 to all hedges because the standard currently does not address accounting for macro hedging.

The amendments made to IFRS 9 in November 2013 removed its mandatory effective date, thus making application of the standard voluntary. The Group does not intend to adopt the existing version of IFRS 9.

“Offsetting Financial Assets and Financial Liabilities” - Amendments to IAS 32 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2014). The amendment added application guidance to IAS 32 to address inconsistencies identified in applying some of the offsetting criteria. This includes clarifying the meaning of ‘currently has a legally enforceable right of set-off’ and that some gross settlement systems may be considered equivalent to net settlement. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IFRS 10, IFRS 12 and IAS 27 - “Investment entities” (issued on 31 October 2012 and effective for annual periods beginning 1 January 2014). The amendment introduced a definition of an investment entity as an entity that (i) obtains funds from investors for the purpose of providing them with investment management services, (ii) commits to its investors that its business purpose is to invest funds solely for capital appreciation or investment income and (iii) measures and evaluates its investments on a fair value basis. An investment entity will be required to account for its subsidiaries at fair value through profit or loss, and to consolidate only those subsidiaries that provide services that are related to the entity's investment activities. IFRS 12 was amended to introduce new disclosures, including any significant judgements made in determining whether an entity is an investment entity and information about financial or other support to an unconsolidated subsidiary, whether intended or already provided to the subsidiary. The Group does not expect the amendment to have any impact on its consolidated financial statements.

28

6 New Accounting Pronouncements (Continued)

IFRIC 21 – “Levies” (issued on 20 May 2013 and effective for annual periods beginning 1 January 2014). The interpretation clarifies the accounting for an obligation to pay a levy that is not income tax. The obligating event that gives rise to a liability is the event identified by the legislation that triggers the obligation to pay the levy. The fact that an entity is economically compelled to continue operating in a future period, or prepares its financial statements under the going concern assumption, does not create an obligation. The same recognition principles apply in interim and annual financial statements. The application of the interpretation to liabilities arising from emissions trading schemes is optional. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IAS 36 – “Recoverable amount disclosures for non-financial assets” (issued in May 2013 and effective for annual periods beginning 1 January 2014; earlier application is permitted if IFRS 13 is applied for the same accounting and comparative period). The amendments remove the requirement to disclose the recoverable amount when a CGU contains goodwill or indefinite lived intangible assets but there has been no impairment. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IAS 39 – “Novation of Derivatives and Continuation of Hedge Accounting” (issued in June 2013 and effective for annual periods beginning 1 January 2014). The amendments will allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated (i.e parties have agreed to replace their original counterparty with a new one) to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Amendments to IAS 19 – “Defined benefit plans: Employee contributions” (issued in November 2013 and effective for annual periods beginning 1 July 2014). The amendment allows entities to recognise employee contributions as a reduction in the service cost in the period in which the related employee service is rendered, instead of attributing the contributions to the periods of service, if the amount of the employee contributions is independent of the number of years of service. The Group does not expect the amendment to have any impact on its consolidated financial statements.

Annual Improvements to IFRSs 2012 (issued in December 2013 and effective for annual periods beginning on or after 1 July 2014, unless otherwise stated below). The improvements consist of changes to seven standards.

IFRS 2 was amended to clarify the definition of a ‘vesting condition’ and to define separately ‘performance condition’ and ‘service condition’. The amendment is effective for share-based payment transactions for which the grant date is on or after 1 July 2014.

IFRS 3 was amended to clarify that (1) an obligation to pay contingent consideration which meets the definition of a financial instrument is classified as a financial liability or as equity, on the basis of the definitions in IAS 32, and (2) all non-equity contingent consideration, both financial and non-financial, is measured at fair value at each reporting date, with changes in fair value recognised in profit and loss. Amendments to IFRS 3 are effective for business combinations where the acquisition date is on or after 1 July 2014.

IFRS 8 was amended to require (1) disclosure of the judgements made by management in aggregating operating segments, including a description of the segments which have been aggregated and the economic indicators which have been assessed in determining that the aggregated segments share similar economic characteristics, and (2) a reconciliation of segment assets to the entity’s assets when segment assets are reported.

The basis for conclusions on IFRS 13 was amended to clarify that deletion of certain paragraphs in IAS 39 upon publishing of IFRS 13 was not made with an intention to remove the ability to measure short- term receivables and payables at invoice amount where the impact of discounting is immaterial.

IAS 16 and IAS 38 were amended to clarify how the gross carrying amount and the accumulated depreciation are treated where an entity uses the revaluation model.

29

6        New Accounting Pronouncements (Continued)

IAS 24 was amended to include, as a related party, an entity that provides key management personnel services to the reporting entity or to the parent of the reporting entity (‘the management entity’), and to require to disclose the amounts charged to the reporting entity by the management entity for services provided.

The Group does not expect the amendments to have any impact on its consolidated financial statements.

Annual Improvements to IFRSs 2013 (issued in December 2013 and effective for annual periods beginning on or after 1 July 2014). The improvements consist of changes to four standards.

The basis for conclusions on IFRS 1 is amended to clarify that, where a new version of a standard is not yet mandatory but is available for early adoption; a first-time adopter can use either the old or the new version, provided the same standard is applied in all periods presented.

IFRS 3 was amended to clarify that it does not apply to the accounting for the formation of any joint arrangement under IFRS 11. The amendment also clarifies that the scope exemption only applies in the financial statements of the joint arrangement itself.

The amendment of IFRS 13 clarifies that the portfolio exception in IFRS 13, which allows an entity to measure the fair value of a group of financial assets and financial liabilities on a net basis, applies to all contracts (including contracts to buy or sell non-financial items) that are within the scope of IAS 39 or IFRS 9.

IAS 40 was amended to clarify that IAS 40 and IFRS 3 are not mutually exclusive. The guidance in IAS 40 assists preparers to distinguish between investment property and owner-occupied property. Preparers also need to refer to the guidance in IFRS 3 to determine whether the acquisition of an investment property is a business combination.

The Group does not expect the amendments to have any impact on its consolidated financial statements.

IFRS 14, Regulatory deferral accounts (issued in January 2014 and effective for annual periods beginning on or after 1 January 2016). IFRS 14 permits first-time adopters to continue to recognise amounts related to rate regulation in accordance with their previous GAAP requirements when they adopt IFRS. However, to enhance comparability with entities that already apply IFRS and do not recognise such amounts, the standard requires that the effect of rate regulation must be presented separately from other items. An entity that already presents IFRS financial statements is not eligible to apply the standard.

7         Cash and Cash Equivalents and Mandatory Reserves

In millions of Ukrainian hryvnias	2013	2012
Cash on hand	9,136	7,309
Cash balances with the NBU	5,146	2,429
Cash balances with the Central Bank of Latvia	3,175	1,971
Cash balances with the Central Bank of the Russian Federation	1,685	1,008
Cash balances with the Central Bank of Georgia	357	235
Cash balances with the Central Bank of Cyprus	103	113
Correspondent accounts and overnight placements with other banks
- Ukraine	396	872
- Other countries	12,295	15,163
Total cash and cash equivalents and mandatory reserves	32,293	29,100

Disclosed in other countries are UAH 6,232 million or 19% of cash and cash equivalents and mandatory reserves held with Aa3 rated bank (2012: UAH 5,117 million or 18% to Aa3 rated bank).

30

7 Cash and Cash Equivalents and Mandatory Reserves (Continued)

As at 31 December 2013 mandatory reserve balance with the National Bank of Ukraine is calculated on the basis of a simple average over a monthly period (2012: simple average over a monthly period) and should be maintained at the level of 0 to 15 per cent (2012: 0 to 10 per cent) of certain obligations of the Bank depending on its maturity and currency. As such, mandatory reserve balance with the National Bank of Ukraine can vary from day-to-day. In December 2013 the Bank’s mandatory reserve average balance was UAH 3,875 million (December 2012: UAH 2,450 million).

As at 31 December 2013 the Bank had to deposit on a separate account with the NBU the amount of 40% (2012: 50%) of mandatory reserve balance for the preceding month. This deposit carries interest at rate of 30% (2012: 30%) of discount rate set by the NBU. The amount is subject to interest payments from the side of the NBU at a rate of 1.950% (30% of the NBU official interest rate), provided that the Bank is in compliance with the mandatory reserve requirements (31 December 2012: the interest was 2.250%, which was calculated as 30% of the NBU official interest rate).

As at 31 December 2013, in accordance with the NBU regulations the Bank was required to maintain the balance on correspondent account with the NBU at the level not less than 60% (2012: 50%) of the mandatory reserve balance for the preceding month. The Bank will not be subject to any sanctions if it fails to comply with the requirements less than 10 times within a 3 month period.

In addition, Ukrainian banks are required to keep other mandatory reserves on a separate account with the NBU for:

  provisions for loan impairment determined according to the NBU requirements and recognised for loans issued in foreign currencies to the borrowers with no foreign currency income;
  deposits and loans in foreign currencies received from non-residents for a period of less than 183 calendar days.

As the result, as at 31 December 2013 this provision of UAH 3 million (31 December 2012: UAH 9 million) has been placed on a separate account.

As of 31 December 2013 the mandatory reserve balances of the Bank’s subsidiaries in Russia, Latvia, Georgia and Cyprus that should be kept with respective central banks were UAH 1,394 million (2012: UAH 753 million).

As the respective liquid assets are not freely available to finance the day-to-day operations of the Group, for the purposes of the consolidated cash flow statement, the mandatory reserve balance is excluded from cash and cash equivalents of UAH 5,272 million, that is 100% of the mandatory reserve balance with the NBU and 100% of the mandatory reserve balance with other Central Banks (31 December 2012: UAH 3,212 million).

In millions of Ukrainian hryvnias	2013	2012
Total cash and cash equivalents and mandatory reserves	32,293	29,100
Less mandatory reserves balances	(5,272)	(3,212)
Cash and cash equivalents for the purposes of the consolidated statement of cash flows	27,021	25,888

As of 31 December 2013 mandatory reserve balances with the NBU of UAH 1,294 million (2012: UAH 1,294 million) has been pledged as collateral for the refinancing loan received from the NBU. Refer to Notes 11 and 24.

31

7 Cash and Cash Equivalents and Mandatory Reserves (Continued)

The credit quality of cash and cash equivalents balances may be summarised based on Moody’s ratings at 31 December 2013 as follows:

	Cash on Hand	Cash balances with the Central Banks, including mandatory reserves	Correspondent accounts and overnight placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired
Cash on hand	9,136	-	-	9,136
Cash balances with the Central Banks	-	10,466	-	10,466
Aa1 to Aa3 rated	-	-	6,394	6,394
A1 to A3 rated	-	-	4,644	4,644
Baa1 to Baa3 rated	-	-	1,048	1,048
Ba1 to Ba3 rated	-	-	54	54
B1 to B3 rated	-	-	22	22
Caa1 to Caa2 rated	-	-	157	157
Unrated	-	-	372	372

Total cash and cash equivalents and mandatory reserves	9,136	10,466	12,691	32,293

The credit quality of cash and cash equivalents balances may be summarised based on Moody’s ratings at 31 December 2012 as follows:

	Cash on Hand	Cash balances with the Central Banks, including mandatory reserves	Correspondent accounts and overnight placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired Cash on hand	7,309	-	-	7,309
Cash balances with the Central Banks	-	5,756	-	5,756
Aa1 to Aa3 rated	-	-	5,790	5,790
A1 to A3 rated	-	-	7,939	7,939
Baa1 to Baa3 rated	-	-	1,329	1,329
Ba1 to Ba3 rated	-	-	11	11
B1 to B3 rated	-	-	111	111
Caa1 to Caa3 rated	-	-	416	416
Unrated	-	-	439	439
Total cash and cash equivalents and mandatory reserves	7,309	5,756	16,035	29,100

Operating and financing transactions that did not require the use of cash and cash equivalents and were excluded from the consolidated statement of cash flows are as follows:

In millions of Ukrainian hryvnias	2013	2012
Non-cash operating activities Other assets	(399)	-
Recognition of finance lease receivables	399	-
Non-cash financing activities Dividends	(1,455)	(1,352)
Increase in share capital	1,455	1,352
Non-cash operating and financing activities	-	-

32

7	Cash and Cash Equivalents and Mandatory Reserves (Continued)

Geographical, maturity and interest rate analysis of cash and cash equivalents and mandatory reserves is disclosed in Note 22.

8         Due from Other Banks

In millions of Ukrainian hryvnias	2013	2012
Guarantee deposits with other banks	12,232	7,187
Term placements with other banks	2,549	1,358
Total due from other banks	14,781	8,545

Refer to Note 24 for the information on pledged due from other banks balances.

Analysis by credit quality of amounts due from other banks outstanding at 31 December 2013 is as follows:

	Guarantee deposits with other banks	Term placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired
- Aa2 to Aa3 rated	150	77	227
- A1 to A3 rated	511	514	1,025
- Baa1 to Baa2 rated	7,570	243	7,813
- Ba1 rated	-	39	39
- B1 to B3 rated	-	562	562
Caa2 rated	-	880	880
- Unrated	4,001	234	4,235
Total due from other banks	12,232	2,549	14,781

Analysis by credit quality of amounts due from other banks outstanding at 31 December 2012 is as follows:

	Guarantee deposits with other banks	Term placements with other banks	Total
In millions of Ukrainian hryvnias
Neither past due nor impaired
- Aa1 to Aa3 rated	145	78	223
- A1 to A3 rated	225	444	669
- Baa1 to Baa2 rated	-	213	213
- B2 to B3 rated	-	418	418
- Unrated	6,817	205	7,022
Total due from other banks	7,187	1,358	8,545

Unrated amounts of due from other banks represent balances with Ukrainian banks, banks in OECD and non OECD countries.

The primary factor that the Group considers in determining whether a balance is impaired is its overdue status.

As an active participant in the banking markets, the Group has a significant concentration of credit risk with other financial institutions. In total, credit risk exposure to financial institutions is estimated to have amounted to gross amount of UAH 57,267 million (2012: UAH 59,945 million) comprising cash and cash equivalents, due from other banks and gross receivables on financial derivatives arising on swap, forward and spot transactions. Refer to Notes 7 and 24.

33

8	Due from Other Banks (Continued)

Refer to Note 26 for the estimated fair value of each class of amounts due from other banks. Geographical, maturity and interest rate analysis of due from other banks is disclosed in Note 22.

In millions of Ukrainian hryvnias	2013	2012
Corporate loans	123,932	110,559
Loans to individuals - cards	27,836	19,634
Loans to individuals - mortgage	4,022	4,446
Loans to individuals - consumer	891	1,184
Loans to individuals - auto	353	712
Loans to individuals - other	1,021	1,350
Loans to small and medium enterprises (SME)	2,357	1,297
Finance lease receivables due from individuals	493	-
Finance lease receivables due from corporate customers	98	-
Less: Provision for loan impairment	(21,340)	(19,765)
Total loans and advances to customers	139,663	119,417

As of 31 December 2013 interest income of UAH 1,859 million (2012: UAH 1,425 million) was accrued on loans and advances to customers impaired at the year end.

Movements in the provision for loan impairment during 2013 are as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Provision for loan impairment at
1 January 2013	17,634	737	936	148	19	100	191	-	19,765
Provision for impairment during the
year	2,974	1,400	164	96	78	67	254	22	5,055
Amounts written off during the year
as uncollectible	(1,694)	(1,152)	(154)	(160)	(70)	(24)	(209)	-	(3,463)
Currency translation differences	-	(18)	3	-	-	(2)	-	-	(17)
Provision for loan impairment at 31 December 2013	18,914	967	949	84	27	141	236	22	21,340

The provision for impairment during 2013 differs from the amount presented in profit or loss for the year due to UAH 1,164 million recovery of amounts previously written off as uncollectible, including UAH 636 million, UAH 155 million and UAH 143 million relating to recoveries of card loans, corporate loans and loans to small and medium enterprises. The amount of the recovery was credited directly to provisions in profit or loss for the year for the year.

34

9 Loans and Advances to Customers (Continued)

Movements in the provision for loan impairment during 2012 are as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Total
Provision for loan impairment at
1 January 2012	13,740	618	1,061	254	12	21	244	15,950
Provision for impairment during the year	4,975	735	(42)	186	60	123	153	6,190
Amounts written off during the year as
uncollectible	(1,081)	(626)	(85)	(292)	(53)	(44)	(205)	(2,386)
Currency translation differences	-	10	2	-	-	-	(1)	11
Provision for loan impairment at 31 December 2012	17,634	737	936	148	19	100	191	19,765

The provision for impairment during 2012 differs from the amount presented in profit or loss for the year due to UAH 738 million recovery of amounts previously written off as uncollectible, including UAH 509 million relating to recoveries of card loans. The amount of the recovery was credited directly to provisions in profit or loss for the year for the year.

Economic and business sector risk concentrations within the customer loan portfolio are as follows:

	2013		2012
In millions of Ukrainian hryvnias	Amount	%	Amount	%
Oil trading	42,510	26	37,035	27
Loans to individuals	34,616	22	27,326	20
Ferroalloy trading and production Agriculture, agriculture machinery and food industry	18,657 17,214	12 11	16,306 11,418	12 8
Manufacturing and chemicals	16,334	10	14,702	11
Commerce, finance and securities trading	7,168	4	8,872	6
Real estate construction	5,973	4	5,365	4
Air transportation	5,508	3	6,052	4
Ski resort, tourism and football clubs	4,688	3	6,097	4
Small and medium enterprises (SME)	2,357	1	1,297	1
Other	5,978	4	4,712	3
Total loans and advances to customers (before impairment)	161,003	100	139,182	100

Disclosed in oil trading industry are UAH 42,510 million or 26% of gross loans and advances (2012: UAH 37,035 million or 27%) issued to companies engaged in wholesale and retail sale of petrol, oil and oil products. These companies form an entire supply chain and due to it, based on the management estimation, the credit risk of these loans is lower. As at 31 December 2013 loans issued to these companies of UAH 42,016 million (2012: UAH 36,016 million) were collateralised with inventory of oil, gas and oil products, property rights for advances made by borrowers and corporate rights for shares in the share capital of borrowers and their guarantors with the collateral value of UAH 38,628 million (2012: UAH 33,786 million).

Disclosed in manufacturing and chemicals industry are UAH 12,628 million of gross loans and advances to customers (2012: UAH 12,327 million) issued to companies combined in the structure but they produce and sell various products in the Western, Central and Eastern European markets. Consumers of the products are companies operating in the food processing industry on these markets.

As of 31 December 2013 the total aggregate amount of loans to the top 10 borrowers of the Group amounted to UAH 16,462 million (2012: UAH 12,727 million) or 10% of the gross loan portfolio (2012: 9%).

35

9 Loans and Advances to Customers (Continued)

As of 31 December 2013 the Group had 1 borrower (2012: 1 borrower) with aggregate loan balances in excess of 10% of the net assets or UAH 2,282 million (2012: UAH 2,141 million). The total aggregate amount of these loans was UAH 4,077 million (2012: UAH 3,814 million)

As of 31 December 2013 mortgage loans of UAH 175 million (2012: UAH 240 million) have been pledged as collateral with respect to the mortgage bonds issued. Please refer to Notes 13 and 24.

As of 31 December 2013 no loans and advances to customers were pledged as collateral under the NBU refinancing (2012: two corporate borrowers in total amount of UAH 669 million). Please refer to Notes 11 and 24.

Finance lease receivable (gross investment in the leases) and their present values are as follows:

In millions of Ukrainian hryvnias	Due within 1 year	Due between 1 and 5 years	Due after 5 years	Total
Finance lease payments receivable at 31 December 2013	193	494	9	696
Unearned finance income	(17)	(84)	(4)	(105)
Impairment loss provision	-	(22)	-	(22)
Present value of lease payments receivable at 31 December 2013	176	388	5	569

36

9 Loans and Advances to Customers (Continued)

Analysis by credit quality of loans outstanding at 31 December 2013 is as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Finance lease receivables	Total
Neither past due nor impaired - Large borrowers with credit history with the Group over two years	77,061	-	-	-	-	476	-	-	77,537
- Large new borrowers with credit
history with the Group less than
2 years	5,578	-	-	-	-	-	-	-	5,578
- Loans to medium size borrowers	1,746	-	-	-	-	82	12	-	1,840
- Loans to small borrowers	396	-	-	-	-	-	1,612	-	2,008
- Loans between UAH 1-100
million	-	7	188	-	-	-	-	37	232
- Loans less than UAH 1 million	-	24,920	1,213	158	784	272	-	476	27,823
Total neither past due nor
impaired	84,781	24,927	1,401	158	784	830	1,624	513	115,018
Past due but not impaired
- less than 30 days overdue	112	1,395	143	20	45	24	109	25	1,873
- 30 to 90 days overdue	181	874	62	15	24	22	70	40	1,288
- over 90 days overdue	104	-	-	-	-	-	-	-	104
Total past due but not
impaired	397	2,269	205	35	69	46	179	65	3,265
Loans individually determined to
be impaired (gross)
- Not overdue	32,494	-	-	-	-	-	-	-	32,494
- less than 30 days overdue	44	-	-	-	-	-	-	-	44
- 30 to 90 days overdue	804	-	-	-	-	-	-	-	804
- 90 to 180 days overdue	223	457	96	14	26	26	83	7	932
- 180 to 360 days overdue	3,081	151	91	15	9	85	39	5	3,476
- over 360 days overdue	2,108	32	2,229	131	3	34	432	1	4,970
Total individually impaired
loans (gross)	38,754	640	2,416	160	38	145	554	13	42,720
Less impairment provisions	(18,914)	(967)	(949)	(84)	(27)	(141)	(236)	(22)	(21,340)
Total loans and advances to customers	105,018	26,869	3,073	269	864	880	2,121	569	139,663

37

9 Loans and Advances to Customers (Continued)

Analysis by credit quality of loans outstanding at 31 December 2012 is as follows:

		Loans to Individuals
In millions of Ukrainian hryvnias	Corporate loans	Cards	Mortgage	Auto	Consumer	Other	SME	Total
Neither past due nor impaired
- Large borrowers with credit history with
the Group over two years	66,123	-	-	-	-	434	-	66,557
- Large new borrowers with credit history
with the Group less than 2 years	5,607	-	-	-	-	-	-	5,607
- Loans to medium size borrowers	5,265	-	-	-	-	115	39	5,419
- Loans to small borrowers	391	-	-	-	-	-	587	978
- Loans between UAH 1-100 million	-	17	173	-	-	-	-	190
- Loans less than UAH 1 million	-	17,637	1,533	334	1,106	679	-	21,289
Total neither past due nor impaired	77,386	17,654	1,706	334	1,106	1,228	626	100,040
Loans individually determined to be impaired (gross) - Not overdue	28,154	-	-	-	-	-	-	28,154
- less than 30 days overdue	1	-	-	-	-	-	-	1
- 30 to 90 days overdue	346	-	-	-	-	-	-	346
- 90 to 180 days overdue	1,961	328	95	23	18	11	31	2,467
- 180 to 360 days overdue	1,857	312	119	32	5	3	41	2,369
- over 360 days overdue	511	86	2,279	245	-	34	533	3,688
Total individually impaired loans (gross)	32,830	726	2,493	300	23	48	605	37,025
Less impairment provisions	(17,634)	(737)	(936)	(148)	(19)	(100)	(191)	(19,765)
Total loans and advances to customers	92,925	18,897	3,510	564	1,165	1,250	1,106	119,417

The Group applied the portfolio provisioning methodology prescribed by IAS 39, Financial Instruments: Recognition and Measurement, and created portfolio provisions for impairment losses that were incurred but have not been specifically identified with any individual loan by the end of reporting period. The Group’s policy is to classify each loan as ‘neither past due nor impaired’ until specific objective evidence of impairment of the loan is identified. The impairment provisions may exceed the total gross amount of individually impaired loans as a result of this policy and the portfolio impairment methodology.

In 2013 the Group recognised a loss of UAH 18 million as a result of the renegotiation of loans and advances to customers that otherwise become past due or impaired and was directly debited to provisions in statement of profit or loss and other comprehensive income (2012: loss UAH 4 million).

The primary factors that the Group considers in determining whether a loan is impaired are its overdue status, a significant financial difficulty as evidenced by the borrower’s financial information and realisability of related collateral, if any. As a result, the Group presents above an ageing analysis of loans that are individually determined to be impaired.

38

9        Loans and Advances to Customers (Continued)

Past due but not impaired loans, represent collateralised loans where the fair value of collateral covers the overdue interest and principal repayments, except for card loans and consumer loans for which impairment is recognised starting from 90 days past due. The amount reported as past due but not impaired is the whole balance of such loans, not only the individual instalments that are past due.

The Group believes that loans and advances to large and small size borrowers with longer credit history are of a higher credit quality than the rest of the loan portfolio.

The financial effect of collateral is presented by disclosing collateral values separately for (i) those assets where collateral and other credit enhancements are equal to or exceed carrying value of the asset (“over- collateralised assets”) and (ii) those assets where collateral and other credit enhancements are less than the carrying value of the asset (“under-collateralised assets”). Mortgage loans are secured by underlying housing real estate. Auto loans are secured by the underlying cars. Loans to small and medium enterprises are secured by underlying commercial real estate, equipment or commercial cars. Finance lease receivables due from individuals and from corporate customers are secured by cars and real estate. The tables below exclude cards loans, consumer and part of loans to small and medium enterprises in amount of UAH 1,411 million, issue of which do not require any collateral.

The effect of collateral at 31 December 2013:	Over-collateralised assets		Under-collateralised assets
In millions of Ukrainian hryvnias	Carrying value of the assets	Fair value of collateral	Carrying value of the assets	Fair value of collateral
Corporate loans	83,229	115,492	21,789	16,330
Loans to individuals - mortgage	2,084	3,767	989	711
Loans to individuals - auto	85	128	184	59
Loans to individuals - other	612	1,324	268	25
Loans to small and medium enterprises (SME)	196	464	514	167
Finance lease receivables	553	806	16	15
The effect of collateral at 31 December 2012:
	Over-collateralised assets		Under-collateralised assets
	Carrying value	Fair value of	Carrying value	Fair value of
In millions of Ukrainian hryvnias	of the assets	collateral	of the assets	col lateral
Corporate loans	65,927	82,316	26,998	9,887
Loans to individuals - mortgage	2,504	4,539	1,006	685
Loans to individuals - auto	173	325	391	202
Loans to individuals - other	639	1,820	611	49
Loans to small and medium enterprises (SME)	255	987	851	143

As at 31 December 2013 loans issued to the borrowers other than those engaged in oil trading of UAH 52,298 million (2012: UAH 46,378 million) were collateralised with corporate rights for shares in the share capital of these borrowers and their guarantors with the collateral value of UAH 52,842 million (2012: UAH 53,144 million). In addition these loans are collateralised by inventory and other assets.

Refer to Note 26 for the estimated fair value of each class of loans and advances to customers. Geographical, maturity and interest rate analysis of loans and advances to customers is disclosed in Note 22. Information on related party balances is disclosed in Note 28.

39

10       Premises, Leasehold Improvements and Equipment and Intangible Assets

In millions of Ukrainian tityvnias	Note	Premises	Leasehold improve- ments	Computers Motor vehicles		Furniture, equipment, intangible assets and other	Total
Carrying amount at 1 January 2012		1,931	11	711	145	520	3,318
Cost or valuation at 1 January 2012		2,060	152	1,631	202	1,061	5,106
Accumulated depreciation and amortisation at 1 January 2012		(129)	(141)	(920)	(57)	(541)	(1,788)
Additions		82	63	472	75	254	946
Disposals		(41)	-	(9)	(42)	(8)	(100)
Depreciation and amortisation charge	19	(49)	(17)	(172)	(16)	(124)	(378)
Effect of translation to presentation currency		9		4	-	7	20
Carrying amount at 31 December 2012		1,932	57	1,006	162	649	3,806
Cost or valuation at 31 December 2012		2,043	136	1,844	176	1,150	5,349
Accumulated depreciation and amortisation at 31 December 2012		(111)	(79)	(838)	(14)	(501)	(1,543)
Additions		96	14	446	27	225	808
Disposals		(24)	(1)	(7)	(25)	(20)	(77)
Depreciation and amortisation charge	19	(50)	(30)	(243)	(36)	(160)	(519)
Effect of translation to presentation currency		(4)		(4)	-	(6)	(14)
Carrying amount at 31 December 2013		1,950	40	1,198	128	688	4,004
Cost or valuation at 31 December 2013		2,106	125	2,234	170	1,314	5,949
Accumulated depreciation and amortisation at 31 December 2013		(156)	(85)	(1,036)	(42)	(626)	(1,945)
Carrying amount at 31 December 2013		1,950	40	1,198	128	688	4,004

Premises have been revalued at fair value at 31 December 2010. The valuation was carried out by a firm of valuers who hold a suitable professional qualification and who have recent experience in valuation of assets of similar location and category. The basis of valuation of premises was observable market prices in an active market and discounted cash flow techniques in the cases where there was no market-based evidence of fair value because of the specialised nature of the item of premises and the item is rarely sold. The main assumption used is the comparability of premises, for which selling prices were taken. As of 31 December 2013 and 2012 management analysed market evidence and is satisfied that carrying value of premises is not materially different from fair value.

Included in the above carrying amount is UAH 718 million (2012: UAH 721 million) representing revaluation surplus relating to premises of the Group. As of 31 December 2013 a cumulative deferred tax liability of UAH 128 million (2012: UAH 128 million) was calculated with respect to this valuation adjustment and has been recorded directly to equity. At 31 December 2013 the carrying amount of premises would have been UAH 1,249 million (2012: UAH 1,183 million) had the assets been carried at cost less depreciation.

40

10	Premises, Leasehold Improvements and Equipment and Intangible Assets (Continued)

As of 31 December 2013 the gross carrying amount of fully depreciated premises, leasehold improvements and equipment that are still in use was UAH 247 million (2012: UAH 342 million). As of 31 December 2013 premises carried at UAH 936 million (2012: UAH 947 million) have been pledged to the NBU as collateral with respect to the refinancing loan. Refer to Note 11 and 24.

11	Due to the NBU and Due to Other Banks and Other Financial Institutions

Due to the NBU at 31 December 2013 and 31 December 2012:
In millions of Ukrainian hryvnias	2013	2012
Term borrowings from the NBU	3,473	4,630
Total due to the NBU	3,473	4,630

As a result of change of the NBU official discount rate from 7.0% to 6.5% in August 2013 the interest rate under the refinancing loan was decreased from 9.0% to 8.5%.

In November 2012 the NBU prolongated the refinancing loan of UAH 4,630 million from June 2015 till December 2016 without revision of interest rate.

Assets pledged under the NBU refinancing loan are as follows:

In millions of Ukrainian hryvnias	Note	2013	2012
Mandatory reserve balance with the NBU	7	1,294	1,294
Loans and advances to customers	9	-	669
Premises	10	936	947
Assets owned by related and third parties		4,907	4,910

Due to other banks and other financial institutions at 31 December 2013 and 31 December 2012:

In millions of Ukrainian hryvnias	2013	2012
Term placements of other commercial banks	3,414	1,821
Long-term loans under the credit lines from other financial institutions	217	1,142
Correspondent accounts and overnight placements of other banks	125	725
Pledge deposits of other banks	2	5
Total due to other banks and other financial institutions	3,758	3,693

Term placements of other commercial banks represent placements of commercial banks in USD and EUR with maturities from January 2014 to April 2019 (2012: placements of commercial banks in USD and EUR with maturities from January 2013 to September 2017).

Refer to Note 26 for the disclosure of the fair value of each class of amounts due to the NBU and other banks and other financing institutions. Geographical, maturity and interest rate analysis is disclosed in Note 22.

41

12	Customer Accounts

In millions of Ukrainian hryvnias	2013	2012
Individuals
- Term deposits	101,535	83,107
- Current/demand accounts	21,357	16,790
Legal entities
- Term deposits	8,145	10,120
- Current/settlement accounts	19,851	14,557
Total customer accounts	150,888	124,574

Economic sector concentrations within customer accounts are as follows:

	2013		2012
In millions of Ukrainian hryvnias	Amount		Amount
Individuals	122,892	81	99,897	79
Trade	14,127	9	8,030	6
Services	3,743	2	3,830	3
Manufacturing	3,269	2	4,405	4
Agriculture	2,796	2	4,371	4
Transport and communication	1,736	1	1,988	2
Machinery	341	1	408	1
Other	1,984	2	1,645	1
Total customer accounts	150,888	100	124,574	100

At 31 December 2013 the aggregate balances of top 10 customers of the Group amount to UAH 9,253 million (2012: UAH 7,075 million) or 6% (2012: 6%) of total customer accounts.

At 31 December 2013 included in customer accounts are deposits of UAH 2,658 million (2012: UAH 1,515 million) held as collateral for loans and advances to customers with cash covered exposure of UAH 2,658 million (2012: UAH 1,508 million), issued by the Group.

Fair value of each class of customer accounts is disclosed in Note 26. Geographical, maturity and interest rate analysis of customer accounts is disclosed in Note 22. Information on related party balances is disclosed in Note 28.

13	Debt Securities in Issue

In millions of Ukrainian hryvnias	2013	2012
Private placements of bonds	7,990	6,355
Eurobonds	2,989	1,629
Mortgage bonds	101	172
Total debt securities in issue	11,080	8,156

Information on private placements of bonds issued during 2012 and 2013 is disclosed in Note 24.

In February 2013 the Group issued USD denominated Eurobonds with a par value of USD 175 million (UAH 1,399 million at exchange rate at the date of issue) maturing in February 2018. The bonds carry a coupon rate of 10.875% per annum. The Eurobonds are listed on the Irish Stock Exchange.

42

13	Debt Securities in Issue (Continued)

In September 2010 the Group issued USD denominated Eurobonds with a par value of USD 200 million (UAH 1,583 million at exchange rate at the date of issue) maturing in September 2015. The bonds carry a coupon rate of 9.375% per annum. The Eurobonds are listed on the London Stock Exchange.

The fair value of each class of debt securities in issue is disclosed in Note 26. Geographical, currency, maturity and interest rate analyses of debt securities in issue are disclosed in Note 22.

14	Provisions for Liabilities and Charges, Other Financial and Non-financial Liabilities

Provisions for liabilities and charges, other financial and non-financial liabilities comprise the following:

In millions of Ukrainian hryvnias	Note	2013	2012
Other financial liabilities
Payables for contributions to Individual Deposits
Guarantee Fund		209	136
Funds in the course of settlement		156	240
Financial derivatives arising from swap transactions	25	120	98
Account payable		110	107
Liability for finance lease			108
Other		159	115
Total other financial liabilities		754	804
Provision for liabilities and charges and other liabilities
Unused vacation reserve		266	233
Accrued salaries and bonuses		171	143
Other		128	65
Total provisions for liabilities and charges and other non-financial liabilities		565	441
Total provisions for liabilities and charges, other financial and non-financial liabilities		1,319	1,245

Refer to Note 26 for the disclosure of the fair value of each class of other financial liabilities. Geographical, maturity and interest rate analyses of other financial liabilities are disclosed in Note 22.

Information on related party balances is disclosed in Note 28.

15	Subordinated Debt

In millions of Ukrainian hryvnias	2013	2012
Subordinated debt provided by legal entities	3,252	1,403
Subordinated debt provided by individuals	54	24
Total subordinated debt	3,306	1,427

Subordinated debt represents long term borrowing agreements, which, in case of the Group’s default, would be secondary to the Group’s other obligations, including deposits and other debt instruments. In accordance with the Law of Ukraine on Banks and Banking Activities and the NBU regulations, subordinated debt cannot be withdrawn from the Bank for at least five years from the date of receipt.

The debts rank after all other creditors in case of liquidation.

43

15	Subordinated Debt (Continued)

In August 2013 the Group issued USD denominated subordinated debt of USD 100 million (UAH 799 million at the exchange rate at the date of issue) at contractual rate of 8.5% per annum payable every six months with contractual maturity in September 2018.

In September 2013 the Group issued UAH denominated subordinated debts of UAH 1,300 million at contractual rate of 9% per annum payable monthly with contractual maturity in October 2018. The Group has recognised a gain arising from the initial recognition of this subordinated debt in the amount of UAH 295 million. Negotiations of attraction of this subordinated debt were carried with the involvement of the shareholders of the Group.

Included in subordinated debt, provided by legal entities, are USD denominated subordinated debt issued in February 2006 with a par value of USD 150 million (UAH 758 million at par at the exchange rate at the date of issue) with contractual maturity in February 2016. In February 2011 in accordance with the terms and conditions of this subordinated debt the step-up interest rate was set at 5.799% per annum.

Refer to Note 26 for the disclosure of the fair value of each class of subordinated debt. Geographical, maturity and interest rate analysis of subordinated debt is disclosed in Note 22. Information on related party balances is disclosed in Note 28.

16	Share Capital

In millions of UAH except for number of shares	Number of outstanding shares, in millions	Nominal amount
At 1 January 2012	64.64	13,545
Increase in the nominal amount of the shares through capitalization of dividends		1,352
At 31 December 2012	64.64	14,897
Increase in the nominal amount of the shares through capitalization of dividends		1,455
At 31 December 2013	64.64	16,352

The nominal registered amount of the Bank’s issued share capital at 31 December 2013 is UAH 16,352 million (2012: UAH 14,897 million).The total authorised number of ordinary shares

64.64 million shares (2012: 64.64 million shares) with a par value of UAH 252.95 per share (2012:

UAH 230.45 per share). All issued ordinary shares are fully paid. Each ordinary share carries one vote.

In April 2013 the shareholders made a decision to increase the share capital of the Bank by UAH 1,455 million up to nominal value of UAH 16,352 million capitalising the dividends attributable to the shareholders of the Bank for the year ended 31 December 2012.

In April 2012 the shareholders made a decision to increase the share capital of the Bank by UAH 1,352 million up to nominal value of UAH 14,897 million capitalising the dividends attributable to the shareholders of the Bank for the year ended 31 December 2011.

44

17	Interest Income and Expense

In millions of Ukrainian hryvnias	2013	2012
Interest income
Loans and advances to legal entities	13,561	11,638
Loans and advances to individuals	9,085	7,773
Due from other banks	271	156
Other	227	151
Total interest income	23,144	19,718
Interest expense
Term deposits of individuals	10,313	7,670
Current/settlement accounts	1,451	1,077
Debt securities in issue	1,164	613
Term deposits of legal entities	724	624
Due to the NBU	369	493
Due to other banks and other financing institutions	247	198
Subordinated debt	142	81
Other	19	24
Total interest expense	14,429	10,780
Net interest income	8,715	8,938

Information on interest income and expense from transactions with related parties is disclosed in Note 28.

18	Fee and Commission Income and Expense

In millions of Ukrainian hryvnias	2013	2012
Fee and commission income
Settlement transactions	2,762	2,454
Cash collection and cash transactions	1,677	1,232
Other	159	184
Total fee and commission income	4,598	3,870
Fee and commission expense
Cash and settlement transactions	912	572
Other	15	24
Total fee and commission expense	927	596
Net fee and commission income	3,671	3,274

Information on fee and commission income from transactions with related parties is disclosed in Note 28.

45

19	Administrative and Other Operating Expenses

In millions of Ukrainian hryvnias Note	2013	2012
Staff costs	4,108	3,508
Contributions to Individual Deposits Guarantee Fund	787	440
Rent	672	627
Depreciation and amortisation of premises, leasehold improvements and equipment and intangible assets 10	519	378
Mail and telecommunication	464	327
Utilities and household expenses	392	324
Maintenance of premises, leasehold improvements and equipment	368	308
Taxes other than on income	227	151
Security	162	141
Advertising and marketing	148	108
Other	412	546
Total administrative and other operating expenses	8,259	6,858

Included in staff costs is unified social contribution of UAH 1,007 million (31 December 2012: UAH 849 million). Social contributions are made into the State pension fund which is a defined contribution plan.

Information on administrative and other operating expenses from transactions with related parties is disclosed in Note 28.

20	Income Taxes

Income tax expense recorded in the profit or loss comprises the following:
In millions of Ukrainian hryvnias	2013	2012
Current tax	349	281
Deferred tax	(165)	(188)
Income tax expense for the year	184	93

In 2013 the income tax rate applicable to the majority of the Group’s income was 19% (2012: 21%). The income tax rate applicable to the majority of income of subsidiaries ranges from 12.5% to 30% (2012: from 15% to 30%). Reconciliation between the theoretical and the actual taxation charge is provided below.

In millions of Ukrainian hryvnias	2013	2012
Profit before tax	1,491	1,532
Theoretical tax charge at statutory rate (2013: 19%; 2012: 21%)	283	321
Tax effect of items which are not deductible or assessable for taxation purposes:
- Effect of realisation of deferred tax in the future periods at lower rates than as of reporting date	(122)	(272)
- Income which is exempt from taxation	(3)	(13)
- Non-deductible expenses	24	25
- Unrecognised deferred tax assets	2	32
income tax expense for the year	184	93

46

20 Income Taxes (Continued)

On 2 December 2010, the Ukrainian Parliament adopted the new Tax Code. The Tax Code became effective from 1 January 2011, with the Corporate Profits Tax section coming into effect from 1 April 2011. Among the main changes, the Tax Code provides for the significant reduction of the corporate tax rate: 23% for 1 April - 31 December 2011, 21% for 2012, 19% for 2013, and 16% from 2014 onwards.

On 19 December 2013, the Ukrainian Parliament adopted the law of Ukraine On Amendments to the Tax Code of Ukraine on the rates of certain taxes, which became effective from 1 January 2014. According to this Law was changed the corporate tax: 18% for 2014, 17% for 2015, and 16% for 2016 onwards.

On 27 March 2014, the Parliament of Ukraine passed an economic stimulus law that makes a number of changes to the Tax Code. The corporate tax and VAT rates are confirmed at level of 18 % and 20% respectively with no prescribed reduction in the future.

In 2013 as a result of increase of tax rates for 2014 and 2015 the Group reassessed previously recognised deferred tax liability related to some temporary differences which expected to be reversed in 2014 and 2015. In addition, differences originated in 2013 and taxed or deducted at 19% will be reversed in the future at lower tax rates. The corresponding effect was presented in line “Effect from change of tax rate in Ukraine” in the reconciliation above.

During the year ended 31 December 2013 a deferred tax liabilities of UAH 26 million (2012: UAH 45 million) has been recorded in other comprehensive income in respect of the revaluation of the Group’s investment securities available-for-sale.

47

20 Income Taxes (Continued)

Differences between IFRS and statutory taxation regulations in Ukraine and other countries give rise to certain temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and their tax bases. The tax effect of the movements in these temporary differences is detailed below:

In millions of Ukrainian lnyvnias	31 December 2012	(Charged)/ Credited 31 December credited to directly to 2013 profit or loss other compre- hensive income
Tax effect of deductible temporary differences
Accrued expenses and other liabilities	41	53		94
Gross deferred tax asset	41	53		94
Less offsetting with deferred tax liability	(83)	(68)		(151)
Recognition of deferred tax asset which was previously unrecognised	78	2		80
Recognised deferred tax asset	36	(13)		23
Tax effect of taxable temporary differences
Prepaid expenses and other assets	(119)	123		4
Fair value of subordinated debt		(47)		(47)
Investment securities available-for-sale	(91)	(21)	(26)	(138)
Accrued income	(148)	70	-	(78)
Loan impairment provision	(153)	160	-	7
Fair value of derivative financial instruments	(498)	(179)	-	(677)
Premises, leasehold improvements and equipment	(116)	4	-	(112)
Gross deferred tax liability	(1,125)	110	(26)	(1,041)
Less offsetting with deferred tax asset	83	68	-	151
Recognised deferred tax liability	(1,042)	178	(26)	(890)

48

20 Income Taxes (Continued)

In millions of Ukrainian Myvnias	31 December 2011	(Charged)/ credited to profit or loss	Credited directly to other comprehensive income	31 December 2012
Tax effect of deductible temporary differences
Deferral of transaction costs at initial recognition	3	(3)
Accrued expenses and other liabilities	27	14		41
Gross deferred tax asset	30	11		41
Less offsetting with deferred tax liability	(44)	(39)		(83)
Recognition of deferred tax asset which was previously unrecognised	46	32		78
Recognised deferred tax asset	32	4		36
Tax effect of taxable temporary differences
Prepaid expenses and other assets	(79)	(40)		(119)
Investment securities available-for-sale	(38)	(8)	(45)	(91)
Accrued income	(222)	74		(148)
Loan impairment provision	(394)	241		(153)
Fair value of derivative financial instruments	(378)	(120)		(498)
Premises, leasehold improvements and equipment	(114)	(2)		(116)
Gross deferred tax liability	(1,225)	145	(45)	(1,125)
Less offsetting with deferred tax asset	44	39		83
Recognised deferred tax liability	(1,181)	184	(45)	(1,042)

In the context of the Group’s current structure and Ukrainian tax legislation, tax losses and current tax assets of different group companies may not be offset against current tax liabilities and taxable profits of other group companies and, accordingly, taxes may accrue even where there is a consolidated tax loss. Therefore, deferred tax assets and liabilities are offset only when they relate to the same taxable entity and the same taxation authority.

21 Segment Analysis

Operating segments are components that engage in business activities that may earn revenues or incur expenses, whose operating results are regularly reviewed by the chief operating decision maker (CODM), and for which discrete financial information is available. The CODM is the person - or group of persons - who allocates resources and assesses the performance for the entity. The functions of the CODM are performed by Management Board of the Group.

49

21 Segment Analysis (Continued)

(a)	Description of products and services from which each reportable segment derives its revenue

The Group is organised on the basis of four main business segments:

•	Retail banking — representing private banking services, private customer current accounts, savings, deposits, investment savings products, custody, credit and debit cards, consumer loans and mortgages, derivative products.
•	Corporate banking — representing direct debit facilities, current accounts, deposits, overdrafts, loan and other credit facilities, foreign currency and derivative products.
•	Investment banking — representing financial instruments trading, structured financing, corporate leasing, merger and acquisitions advice.
•	Treasury — representing interbank loans, deposits, foreign currency exchange operations, arrangement of funding in the international markets, asset and liabilities management, issue of senior bonds and assets backed securities, project financing, negotiation of limits for trade financing with financial institutions.

Transactions between the business segments are on normal commercial terms and conditions. Funds are ordinarily reallocated between segments, resulting in funding cost transfers disclosed in operating income. Interest charged for these funds is based on the Group’s cost of capital. There are no other material items of income or expense between the business segments. Segment assets and liabilities comprise operating assets and liabilities, being the majority of the balance sheet, but excluding taxation and head office overheads. Internal charges and transfer pricing adjustments have been reflected in the performance of each business segment.

(b)   Factors that management used to identify the reportable segments

The Group’s segments are strategic business units that focus on different customers. They are managed separately because each business unit requires different marketing strategies and service level.

Segment financial information reviewed by the CODM does not include information of the Group’s subsidiaries and head office functional departments. Regular review of these subsidiary banks is delegated to the local management teams. The CODM obtains consolidated financial statements of the Bank’s subsidiaries. Management considered that information on subsidiary banks is available less frequently in concluding that segments exclude details of the subsidiaries. Head office functional departments do not earn revenues or earn revenues that are only incidental to the activities of the Group and is not considered by the CODM as an operating segment.

(c)   Measurement of operating segment profit or loss, assets and liabilities

The CODM reviews financial information of the Bank prepared based on internal accounting rules adjusted to meet the requirements of NBU accounting rules and before consolidation of subsidiaries. Such financial information differs in certain aspects from International Financial Reporting Standards:

•	funds are generally reallocated between segments at internal interest rates set by the treasury department, which are determined by reference to market interest rate benchmarks, contractual maturities for loans and observed actual maturities of customer accounts balances;
•	income taxes are not allocated to segments;
•	loan loss provisions are recognised based on the statutory accounting rules;
•	loans and advances to customers are written-off based on statutory requirements;
•	fair value of derivatives are not recognised in statutory accounts;
•	managing its open currency position the Group enters into swap transactions that are recognised at cost; and
•	consolidation of subsidiaries.

For each business segment the CODM reviews interest income adjusted for intersegment result (net interest on transactions with other segments).

50

21 Segment Analysis (Continued)

(d)	Information about reportable segment profit or loss, assets and liabilities

Segment information for the reportable segments for the year ended 31 December 2013 is set out below:

In millions of Ukrainian hryvnias	Retail banking	Corporate banking	Investment banking	Treasury	Total reportable segments
Cash and cash equivalents and mandatory
reserves	6,118		-	27,605	33,723
Due from other banks	-	-		5,627	5,627
Loans and advances to customers	23,394	118,584	-		141,978
Investment securities available-for-sale	-	-	440		440
Investment securities held to maturity		-	-	72	72
Investment property			14		14
Investment in subsidiaries			1,257		1,257
Intangible assets	12	3	-	2	17
Premises, leasehold improvements and equipment	1,434	383	6	298	2,121
Other financial assets	524	108	7	26,643	27,282
Other assets	92	68		11	171
Total reportable segment assets	31,574	119,146	1,724	60,258	212,702
Due to the NBU		-	-	3,479	3,479
Due to other banks and other financing institutions		-	-	8,760	8,760
Customer accounts	104,929	28,919	364		134,212
Debt securities in issue		2		7,989	7,991
Other financial liabilities	264	8,007		26,633	34,904
Other non-financial liabilities	371	6	1	3	381
Subordinated debt		1,310	-	2,048	3,358
Total reportable segment liabilities	105,564	38,244	365	48,912	193,085

51

21 Segment Analysis (Continued)

In millions of Ukrainian hryvnias	Retail banking	Corporate banking	Investment banking	Treasury Total reportable segments
2013
External revenues	10,030	15,553	54	304	25,941
Revenues from/(expenses on) other segments	6,609	(10,792)	(250)	4,080	(353)
Total revenues	16,639	4,761	(196)	4,384	25,588
Total revenues comprise:
- Interest income	12,409	3,090	(249)	4,299	19,549
- Fee and commission income	3,721	1,584	52	85	5,442
- Other operating income	509	87	1		597
Total revenues	16,639	4,761	(196)	4,384	25,588
Interest expense	(9,979)	(1,740)	(7)	(2,076)	(13,802)
Provision for loan impairment	(776)	(1,793)		(63)	(2,632)
Gains less losses/(losses less gains) on derecognition of available-for sale securities			2		2
Fee and commission expense	(416)		(7)	(632)	(1,055)
Gains less losses from trading in foreign currencies	319	442	1	(359)	403
Administrative and other operating expenses	(3,544)	(859)	(11)	(708)	(5,122)
Depreciation and amortization charge	(228)	(61)	(1)	(47)	(337)
Segment result	2,015	750	(219)	499	3,045

52

21 Segment Analysis (Continued)

in millions of Ukrainian hryvnias	Retail banking	Corporate banking	Investment banking	Treasury	Total reportable segments
2012 External revenues Revenues from/(expenses on) other segments	9,015 5,230	12,797 (7,391)	49 (172)	446 2,197	22,307 (136)
Total revenues	14,245	5,406	(123)	2,643	22,171
Total revenues comprise:
- Interest income	9,773	4,635	(172)	2,384	16,620
- Fee and commission income	3,758	715	48	70	4,591
- Other operating income	714	56	1	189	960
Total revenues	14,245	5,406	(123)	2,643	22,171
Interest expense	(7,579)	(998)	(7)	(1,521)	(10,105)
Provision for loan impairment	(1,811)	(3,532)		445	(4,898)
Gains less losses on derecognition of available-for-sale securities			2		2
Fee and commission expense	(338)		(16)	(153)	(507)
Gains less losses from trading in foreign currencies	383	167		43	593
Administrative and other operating expenses	(2,946)	(730)	(9)	(588)	(4,273)
Depredation and amortization charge	(162)	(38)	(1)	(31)	(232)
Segment result	1,792	275	(154)	838	2,751

Reconciliation of reportable segment revenues, profit or loss, assets and liabilities

Total consolidated revenues comprise interest income, fee and commission income and other operating income.

in millions of Ukrainian hryvnias	2013	2012
Total revenues for reportable segments (a), (c) Recognition of embedded derivatives and embedded derivatives with expired underlying contracts	25,588 352	22,171 225
(b) Consolidation adjustments	2,698	1,811
(d) Other adjustments	(409)	678
(e) Unallocated revenues	353	136
(f) Provision for impairment	(677)	(1,272)
Total consolidated revenues	27,905	23,749

53

21 Segment Analysis (Continued) Reconciliation of reportable profit or loss:
In millions of Ukrainian hryvnias	2013	2012
Total reportable segment result (a), (c) Recognition of embedded derivatives and embedded derivatives with expired underlying contracts	3,045 681	2,751 945
(b) Consolidation adjustments	318	(924)
(d) Other adjustments	166	382
(e) Unallocated expenses less revenues	(897)	(956)
(f) Provision for impairment	(1,822)	(666)
Profit before tax	1,491	1,532
Reconciliation of reportable assets:
In millions of Ukrainian hryvnias	2013	2012
Total reportable segment assets (a), (c) Recognition of embedded derivatives and embedded derivatives with expired underlying contracts	212,702 3,337	171,359 2,656
(b) Consolidation adjustments	18,923	16,642
(d) Other adjustments	(1,431)	(862)
(e) Unallocated assets	771	594
(0 (Provision)/release of provision for impairment	(37)	1,341
(g) Swap and spot operations at fair value	(28,955)	(24,300)
(h) Reclassifications	(7,740)	(1,193)
Total consolidated assets	197,570	166,237
Reconciliation of reportable liabilities:
In millions of Ukrainian hryvnias	2013	2012
Total reportable segment liabilities	193,085	153,515
(b) Consolidation adjustments	19,022	16,469
(d) Other adjustments	(1,835)	(972)
(e) Unallocated liabilities	76	137
(g) Swap and spot operations at fair value	(28,898)	(24,298)
(h) Reclassifications	(7,660)	(1,191)
(i) Deferred income tax liability	956	1,172
Total consolidated liabilities	174,746	144,832

54

21 Segment Analysis (Continued)

Reconciliation of material items of income for the year ended 31 December 2013 is as follows:

In millions of Ukrainian hryvnias	Interest income	Fee and commission income	Gains less losses from embedded and financial derivatives
Total amount for all reportable segment (a), (c) Recognition of embedded derivatives and embedded derivatives with	19,549	5,442
expired underlying contracts	349		332
(b) Consolidation adjustments	1,898	695
(d) Other adjustments	(272)	(55)
(e) Unallocated revenues	353
(f) Provision for impairment	(677)
(h) Reclassifications	1,944	(1,484)
As reported under IFRS	23,144	4,598	332

Reconciliation of material items of expense for the year ended 31 December 2013 is as follows:

In millions of Ukrainian hryvnias	Interest expense	Provision for impairment of loans and advances to customers	Administrative and other operating expenses
Total amount for all reportable segment	(13,802)	(2,632)	(5,459)
(b) Consolidation adjustments	(936)	(255)	(1,466)
(d) Other adjustments	346	(50)	{88)
(e) Unallocated expenses	-		(1,249)
(f) (Provision)/release of provision for impairment	-	(1,098)	4
(h) Reclassifications	(37)	144	-
As reported under IFRS	(14,429)	(3,891)	(8,258)

Reconciliation of material items of income for the year ended 31 December 2012 is as follows:

In millions of Ukrainian hryvnias	Interest income	Fee and commission income	Gains less losses from embedded derivatives
Total amount for all reportable segment (a), (c) Recognition of embedded derivatives and embedded derivatives with	16,620	4,591
expired underlying contracts	225		717
(b) Consolidation adjustments	1,300	603
(d) Other adjustments	1,136	(615)
(e) Unallocated revenues	136
(f) Provision for impairment	(1,272)
(h) Reclassifications	1,573	(709)
As reported under 1FRS	19,718	3,870	717

55

21 Segment Analysis (Continued)

Reconciliation of material items of expense for the year ended 31 December 2012 is as follows:

In millions of Ukrainian hryvnias	Interest expense	Provision for impairment of loans and advances to customers	Administrative and other operating expenses
Total amount for all reportable segment	(10,105)	(4,898)	(4,505)
(b) Consolidation adjustments	(721)	(895)	(1,267)
(d) Other adjustments	(16)		(23)
(e) Unallocated expenses (f) (Provision)/release of provision for impairment		(582)	(1,091) 28
(h) Reclassifications	62	923
As reported under IFRS	(10,780)	(5,452)	(6,858)

Reconciliation of material assets at 31 December 2013 is as follows:

In millions of Ukrainian hryvnias	Cash and cash equivalents and mandatory reserves	Due from other banks	Loans and advances to customers	Embedded derivatives	Other financial assets
Total amount for all reportable
segment (a), (c) Recognition of embedded derivatives and embedded derivatives with expired underlying contracts	33,723	5,627	141,978 (528)	3,816	27,282 49
(b) Consolidation adjustments	11,072	1,595	4,253		183
(d) Other adjustments (f) (Provision)Irelease of provision for impairment (g) Swap and spot operations at fair value	304 106	59 (1,477)	(1,717) (224) (907)		5 22 (26,571)
(h) Reclassifications	(12,912)	8,977	(3,192)		(617)
As reported under 1FRS	32,293	14,781	139,663	3,816	353

Reconciliation of material assets at 31 December 2013 is as follows:

In millions of Ukrainian hryvnias	Due to other banks and other financing institutions	Customer accounts	Debt securities in issue	Provisions for liabilities and charges, other financial and non-financial liabilities	Subordinated Debt
Total amount for all reportable segment	8,760	134,212	7,991	35,285	3,358
(b) Consolidation adjustments	(399)	18,811	23	434	235
(d) Other adjustments	-	(1,351)	(23)	(141)	(287)
(g) Swap and spot operations at fair value	(1,515)	(907)	-	(26,476)	-
(h) Reclassifications	(3,088)	123	3,089	(7,783)	-
As reported under 1FRS	3,758	150,888	11,080	1,319	3,306

56

21 Segment Analysis (Continued)

Reconciliation of material assets at 31 December 2012 is as follows:

In millions of Ukrainian hryvnias	Cash and cash equivalents and mandatory reserves	Due from other banks	Loans and advances to customers	Embedded derivatives	Other financial assets
Total amount for all reportable
segment (a), (c) Recognition of embedded derivatives and embedded derivatives with expired underlying contracts	26,613 -	3,351 -	113,444 (216)	2,750	24,200 123
(b) Consolidation adjustments	8,983	325	6,092		106
(d) Other adjustments (f) Release of provision for impairment (g) Swap and spot operations at fair value	(843) 50	317 64 (733)	(479) 1,210		2 13 (23,567)
(h) Reclassifications	(5,703)	5,221	(634)		(78)
As reported under [FRS	29,100	8,545	119,417	2,750	799

Reconciliation of material liabilities at 31 December 2012 is as follows:

In millions of Ukrainian hryvnias	Due to other banks and other financing Institutions	Customer accounts	Debt securities in issue	Provisions for liabilities and charges, other financial and non-financial liabilities	Subordinated debt
Total amount for all reportable segment	8,216	106,927	6,357	26,159	1,226
(b) Consolidation adjustments	(2,132)	18,713	173	(360)	204
(d) Other adjustments	(14)	(138)	(13)	(731)	(3)
(g) Swap and spot operations at fair value	(738)	-	-	(23,560)	-
(h) Reclassifications	(1,639)	(928)	1,639	(263)	-
As reported under IFRS	3,693	124,574	8,156	1,245	1,427

The reconciling items are attributable to the following:

(a), (c) — Embedded derivatives and embedded derivatives with expired underlying contract are accounted for at fair value for IFRS purposes. In statutory accounts results from operations with embedded derivatives and embedded derivatives with expired underlying contract are accounted for when cash is received within interest income.

(b) — Segment reporting is prepared before consolidation of subsidiaries.

(e)  — Unallocated balances, revenues and results represent amounts which relate to activities of head office functional departments and are not included in the reportable segments.

(f)   — Adjustments of provisions for impairment are related to the difference between the methodology applied to calculate provisions for loan impairment and reversal of accrued interest on impaired loans under the NBU accounting rules used for preparation of management reporting and the methodology used for IFRS reporting. The provision under the NBU accounting rules is calculated based mainly on formal criteria depending on the financial position of the borrower, quality of debt service and collateral, whereas the provision under IFRS requirement is calculated based on incurred loss model. The accrued interest on impaired loans under the NBU accounting rules is recognised at full amount whereas the accrued interest under IFRS requirement is recognised on recoverable amount only.

57

21 Segment Analysis (Continued)

(g)      — The Bank presented swap and spot operations on gross basis in its segment reporting prepared in accordance with the NBU rules.

(h)      Reclassifications are done based on the economic substance of transactions. The Bank presented debt securities issued separately in IFRS financial statements. The Bank presented financial guarantees on gross basis in its segment reporting prepared in accordance with the NBU rules.

(i)       — In Segment reporting the CODM doesn't analyse taxation.

The Bank does not analyse the capital expenditure, current and deferred income tax in segment reporting.

(e) Analysis of revenues by products and services

The Group's revenues are analysed by products and services in Notes 17 (interest income), Note 18 (fee and commission income).

(f) Geographical information

Revenues for each individual country for which the revenues are material are reported separately as follows:

In millions of Ukrainian hryvnias	2013	2012
Ukraine	23,689	20,783
Other countries	4,216	2,966
Total consolidated revenues	27,905	23,749

The analysis is based on domicile of the customer. Revenues from off-shore companies of Ukrainian customers are reported as revenues from Ukraine. Revenues comprise interest income, fee and commission income and other operating income.

(g) Major customers

The Group does not have customers with the revenues exceeding 10% of the total revenue of the Group.

22 Financial Risk Management

The risk management function within the Group is carried out in respect of financial risks, operational risks and legal risks. Financial risk comprises market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk. The primary objectives of the financial risk management function are to establish risk limits, and then ensure that exposure to risks stays within these limits. The operational and legal risk management functions are intended to ensure proper functioning of internal policies and procedures to minimise operational and legal risks.

Risk Management Bodies

Risk management policy, monitoring and control are conducted by a number of bodies of the Group under the supervision of the credit committee (the "Credit Committee"). Other bodies responsible for risk management within the Group include the Treasury, Risk- Management Division, Internal Control and Fraud-Management Division, the Finance and Risk Division including the Financial Risks Department. The Group also has a system of internal controls which is supervised and monitored by its Internal Audit Department and Financial Monitoring Department.

58

22 Financial Risk Management (Continued)

Credit Committee

The Credit Committee, which is composed of the Chairman of the Bank, its Deputies, the Head of the Dnipropetrovsk regional branch, the Head of the Finance and Risk Division, Head of Risk-Management Division, Head of Internal Control and Fraud-Management Division, meets bi-weekly and is responsible for setting credit policy, approving loans over the prescribed lending limits and the limits for counterparty banks, monitoring loan performance and the quality of the Group's loan portfolio and reviewing large loan projects and the lending policies of the Bank's branches. The Credit Committee also monitors the interest rates set for a range of currencies by the Group's main competitors and the overall market situation and determines the Group's pricing policy on the basis of the above. In addition, due to the importance of liquidity risk management, the Credit Committee is also responsible for preparing and formulating management decisions with regard to increasing the Group's funding base.

Treasury

Day-to-day asset and liability management is done by the Treasury. The Treasury is responsible for overseeing the Group's assets and liabilities and liquidity and interest rate sensitivity analysis based on instructions and guidelines from the Financial Risks Department and its own assessments. The Treasury is responsible for the operational aspects of asset and liability management.

Financial Risks Department

The Financial Risks Department calculates and monitors the Bank's compliance with the mandatory ratios set by the NBU, the requirement to maintain mandatory reserves on the Bank's correspondent account with the NBU and its internal liquidity ratios (in accordance with the Bank's internal Methodology for Liquidity Risk Assessment and Control). In carrying out these functions, the Financial Risks Department works with the Treasury, its back office, and depositary and credit service officers of the head office business divisions and the Credit Committee.

In order to monitor and control liquidity within the Bank and its branches and sub-branches, the Financial Risks Department prepares daily reports on the maximum liquidity gap by matching assets and liabilities with different maturities and currencies as well as providing daily forecasts of the Group's balances on its correspondent account with the NBU to ensure the Bank's compliance with the mandatory reserve requirement and with the instant, current and short-term liquidity ratios set by the NBU. The liquidity reports are maintained in an electronic database that is accessible by the Treasury and is used for purposes of liquidity management. In addition, the Financial Risks Department prepares guidelines for head office business divisions seeking to raise long-term funds and/or reviews decisions of the Credit Committee on the implementation of programmes to increase the Bank's funding base in order to ensure that the Group's short- and long-term liquidity requirements are met.

Risk-Management Division

The Risk-Management Division analyses the creditworthiness of counterparty banks, calculates provisions for the Group's active operations and limits for counterparty banks, monitors problem assets in the loan portfolio under credit programs, monitors compliance with interbank transaction limits, sets the lending authority limits of branch and sub-branch heads. It also determines the strategy and basic methodological approaches in the Group's risk management system and oversees its compliance with the requirements established by the NBU as well as the Group's internal guidelines.

Internal Control and Fraud-Management Division

The Internal Control and Fraud-Management Division reviews and checks the results of work performed by the divisions of the Group and assists in formulating management decisions on enhancing transactional security and reducing risk based on data derived from this verification process. In particular, the Internal Control and Fraud-Management Division develops methodologies for detecting suspicious and fraudulent transactions and for reducing errors in statistical analysis of data from the Group's accounting software and other sources, and verifies risk assumptions based on the results of such analyses.

59

22 Financial Risk Management (Continued)

Credit risk. The Group takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Group's lending and other transactions with counterparties giving rise to financial assets.

The Group's maximum exposure to credit risk is reflected in the carrying amounts of financial assets on the consolidated statement of financial position. For guarantees and commitments to extend credit, the maximum exposure to credit risk is the amount of the commitment. Refer to Note 24. The credit risk is mitigated by collateral and other credit enhancements.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to one borrower, or groups of borrowers.

The general principles of the Group's credit policy are outlined in the formal Group's Credit Policy. The formal and unified Group's Credit Manual regulates every significant aspect of the lending operations of the Group and outlines procedures for analysing the financial position of borrowers and the valuation of any proposed collateral and specifies the requirements for loan documentation and the procedures for the monitoring of loans.

The Group has collateral policy based on a thorough review and assessment of the value of collateral. A substantial portion of the Group's loan portfolio generally includes acceleration clauses in case of deterioration of the financial position of the borrower. Credit products are, except in very unusual circumstances, only made available to customers that hold accounts with the Group. This policy provides the dual benefits of additional security for the credit products and additional business for the Group in other areas of corporate banking services.

The Group structures the levels of credit risk it undertakes by placing limits on the amount of risk accepted in relation to a single borrower, or groups of affiliated borrowers. Such risks are monitored on a revolving basis and subject to an annual or more frequent review. Exposure to credit risk is managed through regular analysis of the ability of borrowers and potential borrowers to meet interest and principal payment obligations and by changing the lending limits where appropriate. Exposure to credit risk is also managed, in part, by obtaining collateral and corporate and personal guarantees.

Basic information on the level of credit risk, including reports on the loan portfolio and the volume of problem assets broken down by credit programme and manager, is posted on the Group's internal website. This information is updated weekly and can be viewed both as of the current date and over a period of time. There are specific sections of the Group's website dedicated to problem assets for both corporate and retail clients and the portfolio of corporate loans.

Credit Committee on a monthly basis reviews the effectiveness of the credit policies for each business division and analysis information on the levels of non-performing loans.

Loan Approval Procedure

The lending policies and credit approval procedures of the Group are based on strict guidelines in accordance with the NBU regulations. The Group also has detailed regulations for collateral assessment, which is conducted by Group's trained specialists on collateral.

The Bank sets lending authority limits to limit risks to the Group arising from lending activities. Lending authority limits for senior managers of branches (comprising heads of branches, general and first deputy heads) are set twice per year by Risk-Management Division in the head office and approved by an order of the Bank together with proxies authorizing the relevant heads to make lending decisions. The lending authority limit of a branch or sub-branch head depends on the amount of own funds of a branch or subbranch, overall rating of a branch or sub-branch and its integrated lending activity efficiency rating.

Lending authority limits for junior managers (heads of departments and divisions) are set by the head of the relevant branch or sub-branch and apply to a particular individual.

60

22 Financial Risk Management (Continued)

If the amount of a proposed loan does not exceed the lending authority limit of a head of a branch or subbranch, the decision on granting the loan is taken by the credit committee of a branch. If the amount exceeds this limit, lending authority is granted from the head office in accordance with the Bank's credit procedures.

Off-Balance Sheet Policy

Credit risk for off-balance sheet financial instruments is defined as the possibility of sustaining a loss as a result of another party to a financial instrument failing to perform in accordance with the terms of the contract. The Group uses the same credit policies in respect of conditional obligations as it does for financial instruments accounted for in the consolidated statement of financial position, which include credit approval procedures, risk control limits and monitoring procedures.

Loan Monitoring

The Group's IT systems allow the Management monitoring of loans' performance on-line.

The Group reassesses the credit risk on each loan on an ongoing basis by (i) monitoring the financial and market position of the borrower and (ii) assessing the sufficiency of collateral for the loan. The financial and market position of the borrower is regularly reviewed and, on the basis of such review, the internal credit rating of the borrower may be revised. The review is based on the flow of funds into the customer's accounts, its most recent consolidated financial statements and other business and financial information submitted by the borrower or otherwise obtained by the Group.

The current market value of collateral is monitored regularly to assess its sufficiency with respect to the loan in question. The review of collateral is performed by independent appraisal companies. The frequency of such reviews depends on the security provided and the degree of volatility of the asset's market price.

Problem loans are identified on a daily basis based on signs of debt servicing deterioration. The Group carries out analyses of problem loans by collecting information about such loans, investigating the causes of problems and working out measures for their early redemption. On the basis of the findings of such analyses, a report is submitted to the Bank's Board regarding the problem loans in the Group's loan portfolio and the level of acceptable credit risk. To improve the quality of the loan portfolio, the Group applies a policy of on-line blocking the ability of a sub-branch or manager responsible for a particular lending programme to grant further loans if the percentage of non-performing loans issued by a particular sub-branch or manager exceeds the maximum permitted level of problem assets until this level decreases.

Management maintains individual records of significant number of Ukrainian retail customers, which constitutes the largest credit history bureau in Ukraine, allowing the Group to mitigate credit risks by targeting borrowers, who have a good credit history.

Problem Loan Recovery

The Credit Committee has developed a systematic approach involving a comprehensive set of procedures intended to enable the Group to realise high possible level of repayment on nonperforming loans.

If a borrower does not perform its obligations under a loan agreement, it is the responsibility of the relevant credit officer to take initial actions to determine whether the cause of late payments is administrative or credit-related in nature. At this stage, the officers loan inspectors contact the borrower, request repayment and check the availability of any collateral. The loan inspector calls borrowers to remind them of their repayment obligation several days before the scheduled repayment date, and after such date to demand repayment (during day-time and night-time). If such measures do not result in the repayment of the loan and the non-performance exceeds 90 days, the loan is classified as a "problem loan". The Risk-Management Division, which is able to identify all problem loans in the Group, issues a banking order each month to transfer problem loans from the relevant credit unit's books to a specialised unit within Security Division (the "Security Service").

61

22 Financial Risk Management (Continued)

The Security Service is responsible for all loans issued by the Group classified as "problem loans", excluding loans where the total debt amounts to less than UAH 1,000 (which continue to be processed by the monitoring unit). The Security Service obtains and reviews all documentation relating to the borrower, performs an official internal investigation to identify the reasons for the problem, draws up a plan of action for the repayment of the debt and reviews the collateral (which may entail organising protection). In a number of enforcement actions the Group initiates court proceedings. The Security Service will often engage in negotiations with the borrower over a problem loan either concurrently with, or prior to, initiating court proceedings the collateral for sale at auction, to attach the borrower's account(s) with another bank or to take possession of property under a mortgage or transport facilities. If collateral is available, and upon satisfactory results of an analysis of whether the borrower is undergoing purely temporary business difficulties and of that borrower's willingness and capacity to repay its debt, negotiations usually aim at debt restructuring and include requirements to obtain additional collateral, personal guarantees by shareholders and management, increased interest rates and revised repayment schedules.

Other legal actions available to the Group include executive proceedings for the enforcement of debt and bankruptcy proceedings. In the event of any criminal action on the part of the borrower, irrespective of the borrower's readiness to repay its debt, the Group involves the relevant state authorities. The Credit Committee meets monthly to review the status of non-performing loans.

The Group maintains a policy that problem loans are not refinanced without convincing evidence that they will be repaid or reliably secured.

Related Party Lending

The Group conducts its business with related parties on a commercial basis. Each loan request from a related party is subject to the same credit approval procedures as are applied to any other loan applicant.

Market risk. The Group takes on exposure to market risks. Market risks arise from open positions in (a) currency, (b) interest rate and (c) equity products, all of which are exposed to general and specific market movements. Management sets limits on the value of risk that may be accepted, which is monitored on a daily basis. However, the use of this approach does not prevent losses outside of these limits in the event of more significant market movements.

Currency risk. Currency risk is the risk that the value of financial instruments owned by the Group will fluctuate due to changes in foreign exchange rates. The Group's major currency positions are in Ukrainian hryvnia, U.S. dollars and Euros. In respect of currency risk, Management sets limits on the level of exposure by currency and in total for both overnight and intra-day positions, which are monitored daily.

The Group's policy in respect of open currency positions is restricted under Ukrainian law to certain thresholds and strictly monitored by the NBU on a daily basis. In order to hedge its currency risk, the Group enters into arrangements with other banks pursuant to which the Group makes term deposits with other banks and accepts term deposits for the same term from the same counterparty banks in a different currency.

The Group also enters into currency options in the Group's loan agreements with some customers requiring the customers to pay compensation in case of depreciation of the Ukrainian hryvnia relative to the U.S. dollar. Refer to Note 25.

62

22 Financial Risk Management (Continued)

The table below summarises the Group's exposure to foreign currency exchange rate risk at the end of the reporting period and position in Ukrainian hryvnias:

	At 31 December 2013				At 31 December 2012
In millions of Ukrainian hryvnias	Monetary Financial assets	Monetary financial liabilities	Swaps, spots and forwards	Net balance sheet position	Monetary Financial assets	Monetary financial liabilities	Swaps, spots and forwards	Net balance sheet position
Ukrainian hryvnias	116,404	86,487	(2,342)	27,575	100,105	61,050	(3,044)	36,011
US Dollars	57,657	59,452	(6,901)	(8,696)	45,444	56,174	(7,189)	(17,919)
Euros	6,489	17,029	9,613	(927)	7,947	15,994	7,406	(641)
Other	11,603	10,171	(412)	1,020	7,853	9,968	2,747	632
Total	192,153	173,139	(42)	18,972	161,349	143,186	(80)	18,083

Fair value of option derivative embedded in loans and advances to customers (refer to Note 25) was included in the table above together with host instruments into UAH denominated financial assets. The above analysis includes only monetary assets and liabilities. Investments in equities and non-monetary assets are not considered to give rise to any material currency risk.

Derivatives presented above are monetary financial assets or monetary financial liabilities, but are presented separately in order to show the Group's gross exposure.

Amounts disclosed in respect of derivatives represent the fair value, at the end of the reporting period, of the respective currency that the Group agreed to buy (positive amount) or sell (negative amount) before netting of positions and payments with the counterparty. The amounts by currency are presented gross as stated in Note 25. The net total represents the fair value of the currency derivatives.

The following table presents sensitivities of profit or loss for the year and equity to reasonably possible changes in exchange rates applied at the end of the reporting period relative to the functional currency of the respective Group entities, with all other variables held constant:

In millions of Ukrainian hryvnias	At 31 December 2013		At 31 December 2012
	Impact on profit Impact on equity or loss		Impact on profit Impact on equity or loss
US Dollar strengthening by 30%
(2012: strengthening by 5%)	6,505	6,505	249	249
US Dollar weakening by 5%
(2012: weakening by 5%)	650	650	787	787
Euro strengthening by 30%
(2012: strengthening by 5%)	(278)	(278)	(32)	(32)
Euro weakening by 5%
(2012: weakening by 5%)	46	46	32	32
Other strengthening by 5%
(2012: strengthening by 5%)	51	51	32	32
Other weakening by 5%
(2012: weakening by 5%)	(51)	(51)	(32)	(32)

The exposure was calculated only for monetary balances denominated in currencies other than the functional currency of the respective entity of the Group.

Interest rate risk. The Group takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes but may reduce or create losses in the event that unexpected movements arise. Management monitors on a daily basis and sets limits on the level of mismatch of interest rate repricing that may be undertaken.

63

22 Financial Risk Management (Continued)

The Group is exposed to interest rate risk, principally as a result of lending at fixed interest rates, in amounts and for periods, which differ from those of term borrowings at fixed interest rates. In practice, interest rates are generally fixed on a short-term basis. Also, interest rates that are contractually fixed on both assets and liabilities could be revised to reflect current market conditions.

The Board sets limits on the level of mismatch of interest rates on assets and liabilities sensitive to interest rates, which is monitored regularly. In the absence of any available hedging instruments, the Group normally seeks to match its interest rate positions.

The Finance and Risk Division and the Credit Committee are both responsible for interest rate risk management. The Finance and Risk Division establishes the principal policies and approaches to interest rate risk management and the Credit Committee conducts weekly monitoring and revision of interest rates for various currencies within certain time limits and product categories. The Group regularly monitors interest rate risk by means of interest rate gap analysis, which is based on ordering assets and liabilities sensitive to interest rates into a number of time bands. Fixed interest rate assets and liabilities are arranged by the time remaining until maturity, while assets and liabilities with a variable interest rate are arranged by the nearest possible term of repricing. The net sensitivity gap between assets and liabilities in a given time band represents the volume sensitive to changes of market interest rates. The product of this difference and the presumed change of interest rates represents the approximate changes of net interest income. A negative net sensitivity gap in a given time band, which means that interest-bearing liabilities exceed interest-earning assets in that time band, represents a risk of a decline in net interest income in the event of increases in market interest rates. A positive net sensitivity gap in a given time band, which means that interest-bearing assets exceed interest-earning liabilities in that time band, represent a risk of a decline in net interest income in the event of a decline in market interest rates.

The table below summarises the Group's exposure to interest rate risks. The table presents the aggregated amounts of the Group's financial assets and liabilities at carrying amounts, categorised by the earliest of contractual interest repricing or maturity dates.

In millions of Ukrainian hryvnias	Demand and less than 1 month	From 1 to 3 months	From 3 to 12 months	More than 1 year	Non- monetary	Total
31 December 2013
Total financial assets	43,150	11,186	89,000	48,895	460	192,691
Total financial liabilities	55,273	20,801	77,282	19,903	-	173,259
Net interest sensitivity gap at
31 December 2013	(12,123)	(9,615)	11,718	28,992	460	19,432
31 December 2012
Total financial assets	40,935	13,713	73,213	33,506	298	161,665
Total financial liabilities	48,732	22,298	53,114	19,140	-	143,284
Net interest sensitivity gap at
31 December 2012	(7,797)	(8,585)	20,099	14,366	298	18,381

All of the Group's debt instruments reprice within 5 years, except for subordinated debt of UAH 70 million.

64

22 Financial Risk Management (Continued)

The Group monitors interest rates for its financial instruments. The table below summarises interest rates based on reports reviewed by key management personnel:

		2013				2012
In % p.a.	USD	UAH	Euro	Other	USD	UAH	Euro	Other
Assets Correspondent accounts and
overnight deposits with other banks	0		0		0	0
Correspondent accounts with NBU,
Central Bank of Russian
Federation and Central Bank of
Latvia, Central Bank of Cyprus and
Central Bank of Georgia		1	0			1	1	0
Due from other banks	1		1		6	0	7	0
Loans and advances to legal entities	10	13	9	3	11	11	9	4
Loans and advances to individuals	14	30	7	27	15	28	7	31
Debt investment securities held to maturity	-			7	9			7
Liabilities
Due to the NBU	-	9				10	-
Correspondent accounts and overnight deposits of other banks	1	1	-		4	4	3	0
Term placements of other banks	5		4	4	3	17	2	6
Long-term loans under the credit lines from international financial institutions	7				7	-	-
Customer accounts
- current accounts of customers	6	3	2	0	4	4	2	0
- term deposits of legal entities	9	15	5	8	9	8	6	6
- term deposits of individuals	8	17	6	9	9	17	7	9
Debt securities in issue	10	13	-		9	13	-
Subordinated debt	7	9	6	1	6	-	6	1
Other financial liabilities	-		-		9	-	-

The sign "-" in the table above means that the Group does not have the respective assets or liabilities in the corresponding currency.

The Group is exposed to prepayment risk through providing fixed or variable rate loans, including mortgages, which give the borrower the right to early repay the loans. The Group's current year profit and equity at the end of the reporting period would not have been significantly impacted by changes in prepayment rates because such loans are carried at amortised cost and the prepayment right is at or close to the amortised cost of the loans and advances to customers.

65

22 Financial Risk Management (Continued)

Geographical risk concentrations. The geographical concentration of the Group's financial assets and liabilities at 31 December 2013 is set out below:

In millions of Ukrainian hryvnias	Ukraine	OECD	Non OECD	Total
Assets
Cash and cash equivalents and mandatory reserves	13,075	9,995	9,223	32,293
Due from other banks	1,007	12,384	1,390	14,781
Loans and advances to customers	122,164	4,427	13,072	139,663
Embedded derivatives	3,816		-	3,816
Investment securities available-for-sale	1	525	838	1,364
Investment securities held to maturity		215	206	421
Other financial assets	93	102	158	353
Total financial assets	140,156	27,648	24,887	192,691
Non-financial assets	3,769	10	1,100	4,879
Total assets	143,925	27,658	25,987	197,570
Liabilities
Due to the NBU	3,472		1	3,473
Due to other banks and other financing institutions	1,154	1,462	1,142	3,758
Customer accounts	117,355	7,507	26,026	150,888
Debt securities in issue	2	3,169	7,909	11,080
Other financial liabilities	476	22	256	754
Subordinated debt	1,068	1,227	1,011	3,306
Total financial liabilities	123,527	13,387	36,345	173,259
Non-financial liabilities	1,365	3	119	1,487
Total liabilities	124,892	13,390	36,464	174,746
Net balance sheet position	19,033	14,268	(10,477)	22,824
Credit related commitments (Note 24)	1,004	45	1,082	2,131

Assets, liabilities and credit related commitments have been based on the country in which the counterparty is located. Balances with Ukrainian counterparties actually outstanding to/from offshore companies of these Ukrainian counterparties are allocated to the caption "Ukraine". Cash on hand, precious metals and premises and equipment have been allocated based on the country in which they are physically held.

66

22 Financial Risk Management (Continued)

The geographical concentration of the Group's assets and liabilities at 31 December 2012 is set out below:

In millions of Ukrainian hryvnias	Ukraine	OECD	Non OECD	Total
Assets
Cash and cash equivalents and mandatory reserves	8,529	15,052	5,519	29,100
Due from other banks	638	7,676	231	8,545
Loans and advances to customers	105,117	1,002	13,298	119,417
Embedded derivatives	2,750		-	2,750
Investment securities available-for-sale	7	352	503	862
Investment securities held to maturity	167	-	25	192
Other financial assets	499	56	244	799
Total financial assets	117,707	24,138	19,820	161,665
Non-financial assets	3,520	6	1,046	4,572
Total assets	121,227	24,144	20,866	166,237
Liabilities
Due to the NBU	4,630	-	-	4,630
Due to other banks and other financing institutions	1,170	1,915	608	3,693
Customer accounts	97,509	5,760	21,305	124,574
Debt securities in issue	2	1,799	6,355	8,156
Other financial liabilities	371	66	367	804
Subordinated debt	34	1,222	171	1,427
Total financial liabilities	103,716	10,762	28,806	143,284
Non-financial liabilities	1,438	2	108	1,548
Total liabilities	105,154	10,764	28,914	144,832
Net balance sheet position	16,073	13,380	(8,048)	21,405
Credit related commitments (Note 24)	684	61	845	1,590

Other risk concentrations. Management monitors and discloses concentrations of credit risk by obtaining reports listing exposures to borrowers with aggregated loan balances in excess of 10% of net assets. Refer to Notes 8 and 9.

Liquidity risk. Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. The Group is exposed to daily calls on its available cash resources from overnight deposits, current accounts, maturing deposits, loan drawdowns, guarantees and from margin and other calls on cash-settled derivative instruments. The Group does not maintain cash resources to meet all of these needs as experience shows that a minimum level of reinvestment of maturing funds can be predicted with a high level of certainty. Liquidity risk is managed by Treasury Department of the Group.

67

22 Financial Risk Management (Continued)

The Group has developed specific approaches to liquidity issues based on medium-term (i.e., three to twelve months), short-term (i.e., two to fifteen weeks) and current (i.e., up to fourteen days) time periods. With respect to medium-term liquidity, the Treasury, in co-ordination with the Financial Risks Department, performs an analysis of the Group's payments calendar over this period and considers contingency options available to the Group in the event that unfavourable developments or crisis situations occur.

Decisions on short-term liquidity management are taken by the Treasury. These decisions are based on an analysis of the volatility of various assets and liabilities. Estimates are made after application of internally developed models as to the volume and likelihood of unexpected withdrawals of funds and the probability that additional funding might be required. In order to minimise unanticipated changes in funding, the Group separately analyses the possible consequences of the withdrawal of a large amount of funds by major customers. Client managers and senior Group management work closely with major customers to coordinate plans with regard to movement of funds.

Decisions with respect to current liquidity management are taken by the head of Treasury. Reports on actions taken are made to the Credit Committee. The Group's payments calendar for each upcoming 14-day period is analysed, and decisions taken on the attraction of short-term interbank deposits, the immediate sale of securities from the Treasury portfolio, and other facilities available to the Group. The Treasury implements decisions on a real-time basis.

The Group seeks to maintain a stable funding base primarily consisting of amounts due to other banks, corporate and retail customer deposits and debt securities. The Group invests the funds in diversified portfolios of liquid assets, in order to be able to respond quickly and smoothly to unforeseen liquidity requirements.

The liquidity management of the Group requires considering the Level of liquid assets necessary to settle obligations as they fall due; maintaining access to a range of funding sources; maintaining funding contingency plans; and monitoring balance sheet liquidity ratios against regulatory requirements. The Bank calculates liquidity ratios on a daily basis in accordance with the requirement of the National Bank of Ukraine. These ratios are:

-        Instant liquidity ratio (N4), which is calculated as the ratio of highly-liquid assets to liabilities payable on demand. The ratio was 85% at 31 December 2013 (2012: 92%) with the minimum required limit of 20% (2012: 20%).

-        Current liquidity ratio (N5), which is calculated as the ratio of liquid assets to liabilities maturing within

31 calendar days. The ratio was 90% at 31 December 2013 (2012: 85%) with the minimum required limit of 40% (2012: 40%).

Short-term liquidity ratio (N6), which is calculated as the ratio of liquid assets to liabilities with original maturity of up to one year. The ratio was 114% at 31 December 2013 (2012: 122%) with the minimum required limit of 60% (2012: 60%).

The Treasury Department receives information about the liquidity profile of the financial assets and liabilities. The Treasury Department then provides for an adequate portfolio of short-term liquid assets, largely made up of short-term liquid trading securities, deposits with banks and other inter-bank facilities, to ensure that sufficient liquidity is maintained within the Group as a whole.

The daily liquidity position is monitored and regular liquidity stress testing under a variety of scenarios covering both normal and more severe market conditions is performed by the Treasury Department.

The table below shows liabilities at 31 December 2013 by their remaining contractual maturity. The amounts disclosed in the maturity table are the contractual undiscounted cash flows, including gross finance lease obligations (before deducting future finance charges), prices specified in deliverable forward agreements to purchase financial assets for cash, contractual amounts to be exchanged under gross settled currency swaps, and gross loan commitments. Such undiscounted cash flows differ from the amount included in the statement of financial position because amounts disclosed in consolidated statement of financial position are based on discounted cash flows.

68

22 Financial Risk Management (Continued)

When the amount payable is not fixed, the amount disclosed is determined by reference to the conditions existing at the reporting date. Foreign currency payments are translated using the spot exchange rate at the end of the reporting period.

The maturity analysis of financial liabilities at 31 December 2013 is as follows:

In millions of Ukrainian hryvnias	Demand and less than 1 month	From 1 to 3 months	From 3 to From 12 months 12 months to 5 years	Over 5 years	Total
Liabilities
Due to the NBU	122	237	1,049 2,520	-	3,928
Due to other banks and other financing institutions	371	375	2,361 698	-	3,805
Customer accounts	54,543	21,380	77,601 4,586	4	158,114
Debt securities in issue	131	330	961 12,276	-	13,698
Subordinated debt	55	56	167 4,046	71	4,395
Other financial liabilities	754	-	-	-	754
Gross settled swaps, spots and forwards	29,837		- -	-	29,837
Total contractual future payments for financial obligations	85,813	22,378	82,139 24,126	75	214,531
Credit related commitments, gross
(Note 24)	2,173				2,173
The maturity analysis of financial liabilities at 31 December 2012 is as follows:
	Demand and	From 1 to	From 3 to From	Over 5	Total
	less than	3 months	12 months 12 months	years
In millions of Ukrainian hryvnias	1 month		to 5 years
Liabilities
Due to the NBIJ	137	262	1,157 3,988		5,544
Due to other banks and other financing institutions	1,701	496	584 1,247	133	4,161
Customer accounts	46,777	22,136	52,376 8,484	111	129,884
Debt securities in issue	94	178	691 9,435	50	10,448
Subordinated debt	5	40	55 1,262	439	1,801
Other financial liabilities	668	2	8 43	339	1,060
Gross settled swaps, spots and forwards	35,445				35,445
Total contractual future payments for financial obligations	84,827	23,114	54,871 24,459	1,072	188,343
Credit related commitments, gross
(Note 24)	1,815		- -		1,815

Payments in respect of gross settled swaps and forwards will be accompanied by related cash inflows which are disclosed at their present values in Note 25. Customer accounts are classified in the above analysis based on contractual maturities. However, in accordance with Ukrainian Civil Code, individuals have a right to withdraw their deposits prior to maturity if they forfeit their right to accrued interest.

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22 Financial Risk Management (Continued)

The Group does not use the above undiscounted maturity analysis to manage liquidity. Instead, the Group monitors expected maturities, which may be summarised as follows at 31 December 2013:

In millions of Ukrainian hryvnias	Demand and From 1 to less than 3 months 1 month		From 3 to 12 months	Over 1 No stated year maturity		Total

Assets

Cash and cash equivalents and mandatory reserves Due from other banks Loans and advances to customers Embedded derivatives Investment securities available-for-sale Investment securities held to maturity Other financial assets

	32,293 1,940 13,611 170 80 14 277	394 16,481 173 10 44 50	730 80,250 2,524 12 202 15	11,717 29,321 949 809 161 4	453 7	32,293 14,781 139,663 3,816 1,364 421 353
Total financial assets	48,385	17,152	83,733	42,961	460	192,691
Liabilities
Due to the NBU	97	193	868	2,315		3,473
Due to other banks and other financing institutions	382	611	2,127	638	-	3,758
Customer accounts	38,846	26,667	82,077	3,298	-	150,888
Debt securities in issue	42	97	24	10,917	-	11,080
Other financial liabilities	754					754
Subordinated debt	28	33		3,245		3,306
Total financial liabilities	40,149	27,601	85,096	20,413	-	173,259
Net liquidity gap at
31 December 2013	8,236	(10,449)	(1,363)	22,548	460	19,432
Cumulative liquidity gap at
31 December 2013	8,236	(2,213)	(3,576)	18,972	19,432
Credit related commitments
(Note 24)	2,131					2,131
70

22 Financial Risk Management (Continued)

The analysis by expected maturities may be summarised as follows at 31 December 2012:

In millions of Ukrainian hryvnias	Demand and less than 1 month	From 1 to 3 months	From 3 to From 12 months over 1 year	No Maturity	Total
Assets Cash and cash equivalents and
mandatory reserves	29,100	-		-	-	29,100
Due from other banks	434	185	613	7,313	-	8,545
Loans and advances to customers	11,179	18,196	66,074	23,968		119,417
Embedded derivatives	36	22	2,531	161		2,750
Investment securities available-for-sale	100	40	27	401	294	862
Investment securities held to maturity	167	-	11	14		192
Other financial assets	444	1	38	314	2	799
Total financial assets	41,460	18,444	69,294	32,171	296	161,665
Liabilities
Due to the NBU	96	193	868	3,473		4,630
Due to other banks and other financing institutions	1,751	475	536	931		3,693
Customer accounts	34,788	26,556	57,436	5,794		124,574
Debt securities in issue	27	46	23	8,060		8,156
Other financial liabilities	668	1	1	107	27	804
Subordinated debt	3	28	-	1,396		1,427
Total financial liabilities	37,333	27,299	58,864	19,761	27	143,284
Net liquidity gap at
31 December 2012	4,127	(8,855)	10,430	12,410	269	18,381
Cumulative liquidity gap at
31 December 2012	4,127	(4,728)	5,702	18,112	18,381
Credit related commitments
(Note 24)	1,590					1,590

The matching and/or controlled mismatching of the maturities and interest rates of assets and liabilities is fundamental to the management of the Group. It is unusual for banks ever to be completely matched since business transacted is often of an uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Group and its exposure to changes in interest and exchange rates.

Management believes that despite of the substantial portion of customer accounts being on demand, diversification of these deposits by number and type of depositors, and the past experience of the Group would indicate that these customer accounts provide a long-term and stable source of funding for the Group.

Liquidity requirements to support calls under guarantees and standby letters of credit are considerably less than the amount of the commitment because the Group does not generally expect the third party to draw funds under the agreement. The total outstanding contractual amount of commitments to extend credit does not necessarily represent future cash requirements, since many of these commitments will expire or terminate without being funded.

71

23 Management of Capital

The Group's objectives when managing capital are (i) to comply with the capital requirements set by the National Bank of Ukraine, (ii) to safeguard the Group's ability to continue as a going concern and (iii) to maintain a sufficient capital base to achieve a capital adequacy ratio based on the Basel Accord of at least 8%. The Group considers total capital under management to be equity as shown in the consolidated statement of financial position. The amount of capital that the Group managed as of 31 December 2013 was UAH 22,824 million (2012: UAH 21,405 million). Compliance with capital adequacy ratios set by the National Bank of Ukraine is monitored monthly with reports outlining their calculation reviewed and signed by the Bank's Chairman and Chief Accountant. Other objectives of capital management are evaluated annually.

Under the current capital requirements set by the National Bank of Ukraine banks have to maintain a ratio of regulatory capital to risk weighted assets ("statutory capital ratio") above a prescribed minimum level. Regulatory capital is based on the Bank's reports prepared under Ukrainian accounting standards and comprises:

In millions of Ukrainian hryvnias	2013	2012
Net assets unadjusted for accruals, provisions and taxes	20,328	16,623
Plus subordinated debt	2,819	959
Less investments into subsidiaries	(1,257)	(1,179)
Other	(2)	(2)
Total regulatory capital	21,888	16,401

The Group and the Bank are also subject to minimum capital requirements established by covenants stated in loan agreements, including capital adequacy levels calculated in accordance with the requirements of the Basel Accord, as defined in the International Convergence of Capital Measurement and Capital Standards (updated April 1998) and Amendment to the Capital Accord to incorporate market risks (updated November 2005), commonly known as Basel I. The composition of the Group's capital calculated in accordance with Basel Accord is as follows:

In millions of Ukrainian hryvnias						2013	2012
Tier 1 capital
Share capital and share premium						16,372	14,917
Disclosed reserves						5,201	5,362
Cumulative translation reserve						308	322
Less: goodwill and intangible assets						(49)	(48)
Total tier 1 capital						21,832	20,553
Tier 2 capital
Asset revaluation reserves						943	804
Subordinated debt						2,534	959
Total tier 2 capital						3,477	1,763
Total capital						25,309	22,316
Capital adequacy ratio (%)						15.63%	14.98%
The Group and the Bank	have	complied	with	all	externally	imposed capital	requirements

as of 31 December 2013 and 31 December 2012 and during respective years.

72

24 Contingencies and Commitments

Legal proceedings. From time to time and in the normal course of business, claims against the Group are received. As at 31 December 2013 provision of UAH 11 million has been recorded for potential legal liabilities (2012: UAH 11 million).

Tax legislation. Ukrainian tax and customs legislation is subject to varying interpretations, and changes, which can occur frequently. Management's interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant authorities.

The Ukrainian tax authorities may be taking a more assertive and sophisticated approach in their interpretation of the legislation and tax examinations. Combined with a possible increase in tax collection efforts to respond to budget pressures, the above may lead to an increase in the level and frequency of scrutiny by the tax authorities and it is possible that transactions and activities that have not been challenged in the past may be challenged.

As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

On 1 September 2013 the Law "On Changes to the Tax Code of Ukraine in respect of transfer pricing rules" came into effect. The new transfer pricing rules are much more detailed than previous legislation and, to a certain extent, better aligned with the international transfer pricing principles developed by the Organisation for Economic Cooperation and Development (OECD). The new legislation allows the tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of controlled transactions (transactions with related parties and some types of transactions with unrelated parties), if the transaction price is not arm's length and not supported by relevant documentation. The threshold for the reporting of controlled transactions is UAH 50 million (net of VAT, for all transactions with one counterparty cumulatively for the year). On 30 May 2014 further changes to the tax law came into force. According to the tax changes above, the Bank is required to submit a report with details on controlled transactions by 1 October 2014, and relevant transfer pricing documentation not later than 1 month following the request of the tax office (if any).

Management believes that its pricing policy is arm's length and it has implemented internal controls to be in compliance with the new transfer pricing legislation.

Given that the practice of implementation of the new transfer pricing rules in Ukraine has not yet developed, the impact of any challenge of the Company's transfer prices cannot be reliably estimated; however, it may eventually be significant to the financial position and/or the overall operations of the Bank depending on how the local tax authorities implement the final rules.

The Group includes companies incorporated outside of Ukraine. Tax liabilities of the Group are determined on the assumption that these companies are not subject to Ukrainian profits tax because they do not have a permanent establishment in Ukraine. Ukrainian tax laws do not provide detailed rules on taxation of foreign companies within a Ukrainian group. It is possible that with the evolution of the interpretation of these rules and the changes in the approach of the Ukrainian tax authorities, the nontaxable status of some or all of the foreign companies of the Group in Ukraine may be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the entity.

Ukrainian tax legislation does not provide definitive guidance in certain areas. From time to time, the Group adopts interpretations of such uncertain areas that reduce the overall tax rate of the Group. As noted above, such tax positions may come under heightened scrutiny. The impact of any challenge by the tax authorities cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

Capital expenditure commitments. At 31 December 2013 the Group has contractual capital expenditure commitments in respect of construction of premises and acquisition of computers and furniture and equipment totalling UAH 82 million (2012: UAH 57 million). The Group believes that future net income and funding will be sufficient to cover this and any similar such commitments.

73

24 Contingencies and Commitments (Continued)

Operating lease commitments. As of 31 December 2013 and 2012 the Group had no commitments under non-cancellable operating leases.

Compliance with covenants. The Group is subject to certain covenants related primarily to its foreign borrowings. In particular, the Bank is required to maintain a certain level of share capital, a certain capital adequacy ratio, and a certain level of regulatory ratios. Non-compliance with such covenants may result in negative consequences for the Group including growth in the cost of borrowings and declaration of default. The Group was in compliance with covenants during 2013 and 2012 and as of 31 December 2013 and 31 December 2012. In 2013 the National Bank of Ukraine didn't introduce significant restrictions.

Credit related commitments, The primary purpose of these instruments is to ensure that funds are available to a customer as required. Guarantees and standby letters of credit, which represent irrevocable assurances that the Group will make payments in the event that a customer cannot meet its obligations to third parties, carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by the Group on behalf of a customer authorising a third party to draw drafts on the Group up to a stipulated amount under specific terms and conditions, are collateralised by the underlying shipments of goods to which they relate or cash deposits and therefore carry less risk than a direct borrowing.

Commitments to extend credit represent unused portions of authorisations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Group is potentially exposed to loss in an amount equal to the total unused commitments, if the unused amounts were to be drawn down. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining specific credit standards. The Group monitors the term to maturity of credit related commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments. Outstanding credit related commitments are as follows:

In millions of Ukrainian hryvnias	Note	2013	2012
Import letters of credit		1,132	861
Guarantees issued		964	868
Irrevocable commitments to extend credit		77	86
Less: Cash covered letters of credit		(20)	(135)
Less: Provision for credit related commitments	14	(22)	(90)
Total credit related commitments		2,131	(1,590)

The total outstanding contractual amount of undrawn credit lines, letters of credit, and guarantees does not necessarily represent future cash requirements, as these financial instruments may expire or terminate without being funded. The fair value of credit related commitments as of 31 December 2013 and 31 December 2012 was insignificant.

As of 31 December 2013 irrevocable commitments under letters of credit and guarantees issued by the Group of gross amount UAH 20 million (2012: UAH 135 million) are secured by customer accounts of UAH 20 million (2012: UAH 135 million). Refer to Note 12.

74

24 Contingencies and Commitments (Continued)
Credit related commitments are denominated in currencies as follows:
In millions of Ukrainian hryvnias	2013	2012
Ukrainian Hryvnias	699	466
US Dollars	1,232	955
Euro	147	91
Other currencies	53	78
Total	2,131	1,590

As of 31 December 2013 the Group had undrawn credit limits on credit cards of UAH 31,229 million (2012: UAH 28,110 million) that are available to credit cardholders. These credit limits are revocable. The Group on a regular basis monitors activity on the cards and based on the frequency and pattern of withdrawals and repayments done by borrowers is able to reduce limits on credit cards unilaterally. Provision for undrawn credit limits on credit cards was not significant as of 31 December 2013 and 31 December 2012.

Fiduciary assets. These assets are not included in the Group's consolidated statement of financial position as they are not assets of the Group. Nominal values disclosed below are normally different from the fair values of respective securities. The fiduciary assets held by the Group on behalf of its customers fall into the following categories:

In millions of Ukrainian hryvnias	2013 Nominal value	2012 Nominal value
Shares of Ukrainian companies	6,008	6,095
Domestic corporate bonds	2,733	1,630
Investment certificates	253	1,382

Funds under trust management. Funds under trust management represent assets managed and held by the Group on behalf of customers. The Group earns commission income for holding such assets. The Group is not subject to interest, credit, liquidity and currency risk with respect of these assets in accordance with the agreements concluded with the customers. Loans are granted on behalf of customers who have remitted a deposit as collateral for the loans. As of 31 December 2013 assets under trust management amounted to UAH 321 million (2012: UAH 191 million).

Assets pledged and restricted. The Group had assets pledged as collateral with the following carrying value:

In millions of Ukrainian hryvnias	Note	2013		2012
		Asset pledged and restricted	Related liability/ commitment	Asset pledged and restricted	Related liability/ commitment
Gross receivables under swap, forward and
spot agreements	25	29,795	29,837	35,365	35,445
Loans and advances to customers	9, 14	175	101	291	172
Mandatory reserve balances with the NBU, premises (2012: Mandatory reserve balances with the NBU, premises and loans and advances to customers)	7, 9, 10, 11	2,230	3,473	2,910	4,630
Total		32,200	33,411	38,566	40,247

Gross receivables under swap, forward and spot agreements presented above are recognised on a net basis in the statement of financial position, giving rise to a derivative financial asset or liability within other financial assets or other financial liabilities, respectively.

75

24 Contingencies and Commitments (Continued)

As disclosed in Note 8, balances due from other banks totalling UAH 665 million (2012: UAH 371 million) have been pledged as cover for letters of credit and international payments.

In addition, mandatory reserve balances in the amount of UAH 5,272 million (2012: UAH 3,174 million) represent mandatory reserve deposits which are not available to finance the Group's day to day operations as disclosed in Note 7.

As of 31 December 2013 for the purpose of UAH liquidity management the Group made USD denominated guarantee deposits with OECD banks in the amount of UAH 11,567 million (2012: UAH 6,755 million) that are pledged under loans issued by these banks to certain corporate clients. These funds were used for the purchase of bonds in the amount of UAH 7,950 million (2012: UAH 6,355 million) issued by the Group and UAH 3,617 million (2012: UAH 400 million) were placed on the current accounts with the Group.

As of 31 December 2012 the Group had outstanding loans issued to corporate clients in the amount of UAH 2,170 million that placed these funds on the current and term accounts of UAH 2,029 million with the Group.

25 Derivative Financial Instruments

Foreign exchange and other derivative financial instruments entered into by the Group are generally traded in an over-the-counter market with professional market counterparties on standardised contractual terms and conditions. Derivatives have potentially favourable (assets) or unfavourable (liabilities) conditions as a result of fluctuations in market interest rates, foreign exchange rates or other variables relative to their terms. The aggregate fair values of derivative financial assets and liabilities can fluctuate significantly from time to time.

The table below sets out fair values, at the end of the reporting period, of currencies receivable or payable under foreign exchange forward contracts entered into by the Group and presented within other financial assets and other financial liabilities. The table reflects gross positions before the netting of any counterparty positions (and payments) and covers the contracts with settlement dates after the respective end of the reporting period. The contracts are short term in nature.

In millions of Ukrainian hryvnias	2013		2012
	Contracts with Contracts with positive fair negative fair value value		Contracts with Contracts with positive fair negative fair value value
Foreign exchange swaps and spots: fair values, at the end of the reporting period date, of
- USD receivable on settlement (+)	415	10,998	9,592	4,526
- USD payable on settlement (-)	(17,841)	(473)	(977)	(20,330)
- Euros receivable on settlement (+)	17,909	467	843	14,392
- Euros payable on settlement (-)		(8,763)	(5,696)	(2,133)
- UAH receivable on settlement (+)			86
- UAH payable on settlement (-)		(2,342)	(791)	(2,339)
- RUB receivable on settlement (+)		3		5,875
- RUB payable on settlement (-)			(2,934)
- Other currencies receivable on settlement (+)		3	51
- Other currencies payable on settlement (-)	(405)	(13)	(156)	(89)
Net fair value of foreign exchange swaps, forwards and spots	78	(120)	18	(98)
76

25 Derivative Financial Instruments (Continued)

At 31 December 2013, the Group had outstanding obligations from unsettled spot transactions with foreign currencies of UAH 26,595 million (2012: UAH 31,676 million). The net fair value of unsettled spot transactions is insignificant. During the year ended 31 December 2013 the Group incurred a gain of UAH 65 million (2012: a gain UAH 118 million) resulting from foreign exchange spots, forwards and swaps that is accounted for in other gains less losses of the consolidated statement of profit or loss and other comprehensive income.

In addition, as disclosed in Note 4, as of 31 December 2013 the Group had outstanding derivatives embedded in loans issued to customers which were separated from the host instrument and carried at fair value of UAH 3,816 million (2012: UAH 2,750 million). This embedded derivative is represented by a currency option maturing in up to 2 years. The strike price was from UAH 7.99 to UAH 7.99 per USD 1 (2012: UAH 7.98 to UAH 7.99 per USD 1). In addition, the Group accounted for embedded derivatives with expired underlying contracts within other financial assets and carried at fair value of UAH 49 million (2012: UAH 123 million). Refer to Note 26.

26 Fair Value of Financial instruments

Fair value measurements are analysed by level in the fair value hierarchy as follows: (i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuations techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on observable market data (that is, unobservable inputs). Management applies judgement in categorising financial instruments using the fair value hierarchy. If a fair value measurement uses observable inputs that require significant adjustment, that measurement is a Level 3 measurement. The significance of a valuation input is assessed against the fair value measurement in its entirety.

77

26 Fair Value of Financial Instruments (Continued)

(a) Recurring fair value measurements.

Recurring fair value measurements are those that the accounting standards require or permit in the statement of financial position at the end of each reporting period. The level in the fair value hierarchy into which the recurring fair value measurements are categorised are as follows:

		2013				2012
In millions of Ukrainian hryvnias	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS AT FAIR VALUE Investment securities available-forsale
Government bonds	885	-	-	885	539	-		539
Corporate bonds		13	-	13	-	14		14
Banking bonds		12	-	12	-	13		13
Unquoted shares		454		454		296		296
Embedded derivatives			3,816	3,816		-	2,750	2,750
Other financial assets
Embedded derivatives with expired underlying contracts		-	49	49		-	123	123
Financial derivatives arising from swap, forward and spot transactions		-	78	78	-	-	18	18
NON-FINANCIAL ASSETS
Premises		-	1,950	1,950		-	1,932	1,932
TOTAL ASSETS RECCURING FAIR
VALUE MEASUREMENT	885	479	5,893	7,257	539	323	4,823	5,685
FINANCIAL LIABILITIES AT FAIR
VALUE
Other financial liabilities
Financial derivatives arising from swap, forward and spot transactions		-	120	120		-	98	98
TOTAL LIABILITIES RECCURING
FAIR VALUE MEASUREMENTS			120	120			98	98

Valuation technique used for level 2 measurements is linked to market prices of quoted shares of the same companies on active market.

Embedded derivatives are classified into level 3 instruments because these instruments require management to make assumptions about credit risk of the counterparty which are not supportable by observable market data.

The valuation of premises as at 31 December 2013 was based on comparative sales of buildings with the price per square meter varying from UAH 757 to UAH 36,140 depending upon the location of property (31 December 2012: from UAH 757 to UAH 36,140). To the extent that the price per square meter differs by +1-10 percent, the fair value of property as at 31 December 2013 would be UAH 150 million higher or lower (31 December 2012: UAH 150 million higher or lower). Please refer to Note 10.

78

26 Fair Value of Financial Instruments (Continued)

A reconciliation of movements in Level 3 of the fair value hierarchy of the embedded derivatives for the year ended 31 December 2013 and 31 December 2012 is as follows:

In millions of Ukrainian hryvnias	Embedded derivatives
Fair value at 1 January 2012	1,484
Initial recognition of derivative	360
Cash received	(165)
Reclassification to embedded derivative with expired underlying contract	(2)
Gains less losses from embedded derivatives	1,073
Fair value at 31 December 2012	2,750
Initial recognition of derivative	688
Cash received	(26)
Reclassification to embedded derivative with expired underlying contract	1
Gains less losses from embedded derivatives	403
Fair value at 31 December 2013	3,816

The sensitivity to valuation assumptions is disclosed in the Note 4.

The fair value valuation of embedded derivatives is reviewed on a regular basis by the Bank. The management considers the appropriateness of the valuation model inputs, as well as the valuation result. Embedded derivatives arise in the loan agreements issued at fixed interest rates in local currency (UAH) but indexed to changes in UAH/USD exchange rate. The embedded derivatives are valued at the net present value of estimated future cash flows. The fair value model is based on the observable data, such as expected UAH/USD exchange rates, discount rate and non-observable data such as credit risk.

The expected UAH/USD exchange rates are provided by the Treasury. These rates are supported by the forecasts of reputable international agencies. The used discount rate is calculated by the Treasury and represents a weighted coupon rates on available quoted bonds adjusted for risk premium which were issued in the Ukrainian market during the reporting period. The credit risks are determined by the Risk-Management Division on the individual basis for each borrower.

As at 31 December 2013 the management used the following inputs: expected exchange rates from 8.48 UAH/USD to 8.88 (2012: from 8.00 UAH/USD to 8.59 UAH/USD), discount rate of 15.67% (2012: 15.16%) and average provision under the credit risk of 51.53% (2012: 36.19%).

The fair value of financial derivatives arising from swap, forward and spot transactions was estimated based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity.

79

PRIVATBANK GROUP

Notes to the Consolidated Financial Statements - 31 December 2013

26 Fair Value of Financial Instruments (Continued)

(b) Assets and liabilities not measured at fair value but for which fair value is disclosed

Fair values analysed by level in the fair value hierarchy and carrying value of assets not measured at fair value are as follows:

	2013				2012
In millions of Ukrainian hryvnias	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
FINANCIAL ASSETS
Due from other banks
Term placements with other banks		-	2,549	2,549		-	1,358	1,358
Guarantee deposits with other banks		-	12,232	12,232		-	7,187	7,187
Loans and advances to customers
Corporate loans			103,108	105,018		-	92,644	92,925
Loans to individuals - cards			26,744	26,869		-	18,818	18,897
Loans to individuals - mortgage			2,889	3,073		-	3,406	3,510
Loans to individuals - auto		-	274	269			567	564
Loans to individuals - consumer	-	-	895	864			1,089	1,165
Loans to individuals - other	-	-	906	880			1,306	1,250
Loans to small and medium enterprises (SME)	-	-	2,014	2,121			939	1,106
Finance lease receivables			569	569		-	-
Investment securities held to maturity
Government bonds	408			408	167	-	-	167
Corporate bonds	13			13	25	-	-	25
Other financial assets
Finance lease receivables						-	320	320
Receivables from operations with customers			79	79	-	-	141	141
Plastic cards receivables	-		147	147	-	-	123	123
Other	-		-	-			74	74
TOTAL	421	-	152,406	155,091	192	- 127,972		128,812
80

PRIVATBANK GROUP

Notes to the Consolidated Financial Statements - 31 December 2013

26 Fair Value of Financial Instruments (Continued)

Fair values analysed by level in the fair value hierarchy and carrying value of liabilities not measured at fair value are as follows:

	2013				2012
In millions of Ukrainian hryvnias	Level 1	Level 2	Level 3	Carrying value	Level 1	Level 2	Level 3	Carrying value
FINANCIAL ASSETS Due from other banks
Term placements with other banks	-	-	2,549	2,549	-	- 1,358	1,358
Guarantee deposits with other banks	-	- 12,232		12,232	-	- 7,187	7,187
Loans and advances to
customers
Corporate loans	-	- 103,108		105,018	-	- 92,644	92,925
Loans to individuals - cards	-	- 26,744		26,869	-	- 18,818	18,897
Loans to individuals - mortgage	-	- 2,889		3,073	-	- 3,406	3,510
Loans to individuals - auto	-	- 274		269	-	- 567	564
Loans to individuals - consumer	-	- 895		864	-	- 1,089	1,165
Loans to individuals - other	-	- 906		880	-	- 1,306	1,250
Loans to small and medium
enterprises (SME)	-	- 2,014		2,121	-	- 939	1,106
Finance lease receivables	-	- 569		569	-	- -	-
Investment securities held to
maturity
Government bonds	408	- -		408	167	- -	167
Corporate bonds	13	- -		13	25	- -	25
Other financial assets
Finance lease receivables	-	- -		-	-	- 320	320
Receivables from operations with
customers	-	- 79		79	-	- 141	141
Plastic cards receivables	-	- 147		147	-	- 123	123
Other	-	- -		-	-	- 74	74
TOTAL 421		- 152,406		155,091	192	- 127,972	128,812

The fair values in level 2 and level 3 of fair value hierarchy were estimated using the discounted cash flows valuation technique and market prices of quoted notes on non-active market. The fair value of floating rate instruments that are not quoted in an active market was estimated to be equal to their carrying amount. The fair value of unquoted fixed interest rate instruments was estimated based on estimated future cash flows expected to be received discounted at current interest rates for new instruments with similar credit risk and remaining maturity.

For assets, the Group used assumptions about counterparty's incremental borrowing rate and prepayment rates. Liabilities were discounted at the Group's own incremental borrowing rate. Liabilities due on demand were discounted from the first date that the amount could be required to be paid by the Group.

The Group's liabilities to its customers are subject to state deposit insurance plan as described in Note 1.The fair value of these liabilities reflects these credit enhancements.

81

27 Presentation of Financial Instruments by Measurement Category

For the purposes of measurement, IAS 39, Financial Instruments: Recognition and Measurement, classifies financial assets into the following categories: (a) loans and receivables; (b) available-for-sale financial assets; (e) financial assets held to maturity and (d) financial assets at fair value through profit or loss ("FVTPL"). Financial assets at fair value through profit or loss have two subcategories: (i) assets designated as such upon initial recognition, and (ii) those classified as held for trading. In addition, finance lease receivables form a separate category. The following table provides a reconciliation of financial assets with these measurement categories as of 31 December 2013:

In millions of Ukrainian hryvnias	Loans Available- Assets Held to and for-saleat FVTPL maturity receiva- assets held for bles trading				Finance Total lease receivables
ASSETS
Cash and cash equivalents and mandatory reserves	32,293				- 32,293
Due from other banks
Term placements with other banks	2,549				2,549
Guarantee deposits with other banks	12,232				- 12,232
Loans and advances to customers
Corporate loans	105,018				- 105,018
Loans to individuals - cards	26,869				26,869
Loans to individuals - mortgage	3,073				- 3,073
Loans to individuals - auto	269				269
Loans to individuals - consumer	864				- 864
Loans to individuals - other	880				- 880
Loans to small and medium enterprises (SME)	2,121				- 2,121
Finance lease receivables					569 569
Embedded derivatives		-	3,816		3,816
Investment securities available-for-sale
Government bonds		886			886
Corporate bonds		13			13
Banking bonds		12			... 12
Unquoted shares	-	453			.1.I. 453
Investment securities held-to-maturity
Government bonds	-			408	408
Banking bonds				13	13
Other financial assets
Receivables arising from embedded derivative	-	-	49		49
Receivables from operations with customers	79				79
Plastic cards receivables	147				147
Financial derivatives arising from swap, forward and spot	-	-	78		78
TOTAL FINANCIAL ASSETS	186,394	1,364	3,943	421	569 192,691
NON-FINANCIAL ASSETS					4,879
TOTAL ASSETS					197,570

As of 31 December 2013 and 31 December 2012 all of the Group's financial liabilities except for derivatives were carried at amortised cost. Derivatives belong to the fair value through profit or loss measurement category.

82

27 Presentation of Financial Instruments by Measurement Category (Continued)

The following table provides a reconciliation of classes of financial assets with these measurement categories as of 31 December 2012:

In millions of Ukrainian hryvnias	Loans and receiva- bles	Available- Assets at for-sale FVTPL held assets for trading		Held to maturity	Total
ASSETS
Cash and cash equivalents and mandatory reserves	29,100				29,100
Due from other banks
Term placements with other banks	1,358				1,358
Guarantee deposits with other banks	7,187				7,187
Loans and advances to customers
Corporate loans	92,925				92,925
Loans to individuals - cards	18,897				18,897
Loans to individuals - mortgage	3,510				3,510
Loans to individuals - auto	564				564
Loans to individuals - consumer	1,165				1,165
Loans to individuals - other	1,250				1,250
Loans to small and medium enterprises (SME)	1,106				1,106
Embedded derivatives			2,750		2,750
Investment securities available-for-sale
Government bonds		540			540
Corporate bonds		14			14
Banking bonds		13			13
Unquoted shares		295		■	295
Investment securities held-to-maturity
Government bonds				167	167
Banking bonds				25	25
Other financial assets
Receivables arising from embedded derivative			123		123
Finance lease receivables	320				320
Receivables from operations with customers	141				141
Plastic cards receivables	123				123
Trading securities and other financial assets at fair value through profit or loss		-	2		2
Financial derivatives arising from swap, forward and spot		-	18		18
Other	72				72
TOTAL FINANCIAL ASSETS	157,718	862	2,893	192	161,665
NON-FINANCIAL ASSETS					4,572
TOTAL ASSETS					166,237
83

28 Related Party Transactions

Parties are generally considered to be related if the parties are under common control, joint control or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

At 31 December 2013 and 31 December 2012, the outstanding balances with related parties were as follows:

	2013			2012
in millions of Ukrainian hryvnias	Major share-holders	Management	Companies under control of major shareholders	Major share-holders	Management	Companies under control of major shareholders
Loans and advances to customers (contractual interest rate: 2013: UAH - 13%, USD - 10%, EUR - 10%;2012: UAH - 12%, USD - 11%, EUR

-11%)		10	9,617		10	8,166
Loans and advances to customers written off as uncollectable			(546)			(848)
Embedded derivatives			34			79
Other financial assets			3			46
Other assets			95			142
Customer accounts (contractual interest rate: 2013: UAH - 15%,
USD 11%, EUR - 8%; 2012: UAH -
6%, USD - 6%, EUR - 11%)	791	108	2,674	570	83	3,214
Subordinated debt (contractual interest rate: 2013: UAH - 6%, RUB
- 1%; 2012: UAH - 6%, RUB - 1%)			157			156

The income and expense items with related parties for 2013 and 2012 were as follows:

	2013			2012
in millions of Ukrainian hryvnias	Major share-holders	Management	Companies under control of major shareholders	Major share-holders	Management	Companies under control of major shareholders
Interest income	8	1	1,490	11	-	1,149
Interest expense	(79)	(12)	(255)	(54)	(8)	(265)
(Provision for loan impairment)/ reversal of provision			622			(1,832)
Fee and commission income			54			69
Losses less gains from embedded derivatives		-	(229)	-	-	61
Other operating income		-	12	-	-	7
Administrative and other operating expenses, excluding management remuneration		-	(40)			(50)
84

28 Related Party Transactions (Continued)

At 31 December 2013 and 31 December 2012, other rights and obligations with related parties were as follows:

	2013	2012
In millions of Ukrainian hryvnias	Companies under control of major shareholders	Companies under control of major shareholders

Guarantees issued	63	38
Import letters of credit	87	-
Total credit related commitments	150	38

Aggregate amounts lent to and repaid by related parties during 2013 and 2012 were:

	2013			2012
in millions of Ukrainian hryvnias	Major share-holders	Management	Companies under control of major shareholders	Major share-holders	Management	Companies under control of major shareholders
Amounts lent to related parties
during the period	1,721	45	10,460	1,595	25	13,155
Amounts repaid by related parties during the period	1,729	47	8,797	1,606	19	8,141

In 2013, the remuneration of the members of the Management Board comprised salaries, discretionary bonuses, pension contributions and other short-term benefits totalling UAH 30 million (2012: UAH 31 million), including contributions into the State pension fund of UAH 1 million (2012: UAH 1 million). Short-term bonuses fall due wholly within twelve months after the end of the period in which management rendered the related services.

29 Events After the End of the Reporting Period

In February 2014 Moscomprivatbank (Russian Federation) share capital was increased by the Bank by UAH 382 million. The share of the Group increased from 70.04% to 79.18%.

In March 2014 the Central Bank of Russian Federation decided to assign the Deposit Insurance Agency with the provisional administration function with regard to Moskomprivatbank. The rights of Moskomprivatbank shareholders to participate in the registered capital as well as the rights of management bodies are suspended during the period of provisional administration.

As of 31 December 2013 Moskomprivatbank had total assets of UAH 11,957 million and total liabilities of UAH 11,009 million including:

- cash and cash equivalents of UAH 5,569 million;

-	loans and advances issued to customers of UAH 4,835 million, mainly including cards and consumer loans;

- customer accounts of UAH 10,631 million, including individuals and legal entities.

In April 2014 the agreement on sale of Moscomprivatbank was concluded. No loss was incurred by the Group as a result of transaction.

In February, March, April and May 2014 the Bank attracted UAH denominated refinancing loans from the National Bank of Ukraine in the total amounts of UAH 5,024 million, UAH 5,000 million, UAH 5,000 million and UAH 2,570 million with interest of 19.5%, 19.5%, 19.5% and 19% respectively maturing in 2015 and 2016. In June 2014 interest rates on these loans have been decreased to 14.25%, 19%, 19% and 14.25% respectively

85

29 Events After the End of the Reporting Period (Continued)

In March 2014 as a result of circumstances described in Note 2 operations of the Bank in Crimea were suspended till determination of legal status of the Bank in the region. As of 31 December 2013 the Bank had following assets and liabilities in Crimea:

-	loans and advances issued to customers of UAH 4,700 million, including corporate loans, cards, mortgage, consumer, auto loans to small and medium enterprises;
-	customer accounts of UAH 7,385 million, including individuals and legal entities;
-	premises and equipment of UAH 75 million;
-	fair value of collateral held of UAH 2,796 million, which is represented by oil storages, gas stations, oil products and real estate mainly and largely relates to the loans and advances to customers in Crimea.

On 25 April 2014 the shareholders took a decision to increase the share capital of the Bank by UAH 1,749 million up to nominal value of UAH 18,101 million via capitalisation of dividends attributable to the shareholders of the Bank for the year ended 31 December 2013.